COMBINATION AGREEMENT

                                      AMONG

                                 AMDOCS LIMITED,

                             AMDOCS (DENMARK) APS.,

                               AMDOCS HOLDINGS ULC

                                       AND

                          SOLECT TECHNOLOGY GROUP INC.










                          Dated as of February 28, 2000







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                                TABLE OF CONTENTS

1.   THE SHARE RESTRUCTURING PLAN...........................................1
     1.1      The Share Restructuring Plan..................................1
     1.2      Exchange Ratio................................................2
     1.2a     Section 85 Election...........................................3
     1.3      Adjustments for Capital Changes...............................4
     1.4      Dissenting Shares.............................................4
     1.5      Escrow of Shares..............................................4
     1.6      Registration of Amdocs Option Shares..........................5
     1.7      Other Effects of the Share Restructuring......................5
     1.8      Reorganization................................................5
     1.9      Material Adverse Effect.......................................5
     1.10     Currency......................................................6

2.   REPRESENTATIONS AND WARRANTIES.........................................6
     2.1      Organization; Good Standing; Qualification and Power..........6
     2.2      Capital Structure.............................................6
     2.3      Authority.....................................................8
     2.4      Financial Statements.........................................10
     2.5      Compliance with Applicable Laws..............................10
     2.6      Litigation...................................................10
     2.7      Employee Benefits and ERISA..................................11
     2.8      Absence of Undisclosed Liabilities...........................14
     2.9      Absence of Certain Changes or Events.........................15
     2.10     Agreements...................................................17
     2.11     No Defaults..................................................20
     2.12     Certain Agreements...........................................21
     2.13     Taxes........................................................21
     2.14     Intellectual Property........................................23
     2.15     Fees and Expenses............................................26
     2.16     Insurance....................................................26
     2.17     Ownership and Property.......................................27
     2.18     Environmental Matters........................................27
     2.19     Interested Party Transactions................................28
     2.20     Board Approval...............................................29
     2.21     Vote Required................................................29
     2.22     Amendment to Solect Option Plans.............................29
     2.23     Disclosure...................................................29
     2.24     Fairness and Equivalency Opinions............................30
     2.25     Restrictions on Business Activities..........................30





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    2.26     Books and Records............................................30
    2.27     Customers....................................................31
    2.28     Competition Act..............................................31
    2.29     Investment Canada Matters....................................31
    2.30     Year 2000 Problem............................................31
    2.31     Solect Creditors.............................................32
    2.32     Accounts Receivable..........................................32
    2.33     Sales of Solect Securities...................................32
    2.34     Absence of Questionable Payments.............................32

3.  REPRESENTATIONS AND WARRANTIES OF AMDOCS, AMDOCS
    PARENTCO AND AMDOCS HOLDCO............................................33
    3.1      Organization; Good Standing; Qualification and Power.........34
    3.2      Capital Structure............................................33
    3.3      Authority....................................................35
    3.4      SEC Documents and Financial Statements.......................36
    3.4a     Information Supplied.........................................37
    3.5      Compliance with Applicable Laws..............................37
    3.6      Litigation...................................................38
    3.7      ERISA and Employee Benefits..................................38
    3.8      Absence of Undisclosed Liabilities...........................40
    3.9      Absence of Certain Changes or Events.........................40
    3.10     No Defaults..................................................41
    3.11     Taxes........................................................41
    3.12     Intellectual Property........................................42
    3.13     Insurance....................................................43
    3.14     Ownership of Property........................................43
    3.15     Environmental Matters........................................44
    3.16     Board Approval...............................................44
    3.17     Disclosure...................................................45
    3.18     Restrictions on Business Activities..........................45
    3.19     Books and Records............................................45
    3.20     Year 2000 Problem............................................45
    3.21     Solect Customers.............................................46
    3.22     Amdocs Ordinary Shares.......................................46
    3.23     Competition Act..............................................46
    3.24     Investment Canada Act and Competition Act (Canada)...........46
    3.25     Specified Financial Institution/PFIC.........................46

4.  SOLECT COVENANTS......................................................47
    4.1      Advice of Changes............................................47





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    4.2      Maintenance of Business..................................47
    4.3      Conduct of Business......................................47
    4.4      Shareholder Approval.....................................50
    4.5      Representation Agreements................................50
    4.6      Regulatory Approvals.....................................51
    4.7      Necessary Consents.......................................51
    4.8      Access to Information....................................51
    4.9      Satisfaction of Conditions Precedent.....................51
    4.10     No Other Negotiations....................................52
    4.11     Cooperation..............................................53
    4.12     Canadian Clearance Certificates..........................53
    4.13     Insurance Policies.......................................54
    4.14     Employee Retention Arrangements..........................55
    4.15     Establishment of Escrow..................................55
    4.16     BT and Nokia Letters.....................................55

5   AMDOCS COVENANTS..................................................55
    5.1      Advice of Changes........................................55
    5.2      Regulatory Approvals.....................................56
    5.3      Necessary Consents.......................................56
    5.4      Satisfaction of Conditions Precedent.....................56
    5.5      Employment and Employee Benefits After the Closing.......56
    5.6      Employee Retention Arrangements..........................57
    5.7      Issuance and Listing of Amdocs Ordinary Shares...........57
    5.8      Certain Tax Filings......................................57
    5.9      Solect Customers.........................................57
    5.10     Indemnification..........................................57
    5.11     Covenant to Inform.......................................58

6.  CLOSING MATTERS...................................................58
    6.1      The Closing..............................................58
    6.2      Ancillary Agreements/Reservation of Shares...............59
    6.3      Exchange of Options......................................59

7.  CONDITIONS OF PRECEDENT TO OBLIGATIONS OF SOLECT..................60
    7.1      Accuracy of Representations and Warranties...............60
    7.2      Covenants................................................60
    7.3      Absence of Material Adverse Change.......................60
    7.4      Compliance with Law......................................60
    7.5      Government Consents......................................60
    7.6      Opinion of Amdocs' Counsel...............................61





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    7.7      Consents, Waivers, Etc...................................61
    7.8      Shareholder Approval.....................................61
    7.9      No Legal Action..........................................61
    7.10     Regulatory Authorities, Etc..............................61
    7.11     Tax-Free Status..........................................62

8.  CONDITIONS PRECEDENT TO OBLIGATIONS OF AMDOCS, AMDOCS
    PARENTCO AND AMDOCS HOLDCO........................................63
    8.1      Accuracy of Representations and Warranties...............63
    8.2      Covenants................................................63
    8.3      Absence of Material Adverse Change.......................63
    8.4      Compliance with Law......................................63
    8.5      Government Consents......................................63
    8.6      Opinion of Solect's Counsel..............................64
    8.7      Consents, Waivers, Etc...................................64
    8.8      Solect Approvals.........................................64
    8.9      Share Restructuring Plan.................................64
    8.10     Solect Convertible Debentures............................64
    8.11     Solect Warrants..........................................65
    8.12     Securityholder Agreement.................................65
    8.13     No Legal Action..........................................65
    8.14     Termination of Certain Agreements........................65
    8.15     Regulatory Authorities, Etc..............................65
    8.16     Resignation of Directors.................................66
    8.17     Certificates.............................................66
    8.18     Dissenting Shareholders..................................66

9.  TERMINATION OF AGREEMENT..........................................66
    9.1      Termination..............................................66
    9.2      Notice of Termination....................................67
    9.3      Effect of Termination....................................68

10. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS;
    INDEMNITY.........................................................68
    10.1     Survival.................................................68
    10.2     Indemnity................................................68

11. MISCELLANEOUS.....................................................68
    11.1     Governing Law............................................68
    11.2     Assignment; Binding Upon Successors and Assigns..........69
    11.3     Severability.............................................69





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    11.4     Counterparts.............................................69
    11.5     Other Remedies...........................................69
    11.6     Amendment and Waivers....................................69
    11.7     Expenses.................................................70
    11.8     Attorneys' Fees..........................................70
    11.9     Notices..................................................70
    11.10    Construction of Agreement................................72
    11.11    No Joint Venture.........................................72
    11.12    Further Assurances.......................................72
    11.13    Public Announcement......................................73
    11.14    Entire Agreement.........................................73





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                                    EXHIBITS

Exhibit 1.1                Share Restructuring Plan
Exhibit 1.5                Escrow Agreement
Exhibit 2.8                Solect Balance Sheet
Exhibit 3.8                Amdocs Balance Sheet
Exhibit 4.4                Securityholder Agreement
Exhibit 4.5                Representation Agreement
Exhibit 6.2(b)(i)          Support Agreement
Exhibit 6.2(b)(ii)         Voting and Exchange Trust Agreement
Exhibit 6.2(b)(iii)        Registration Rights Agreement
Exhibit 6.2(c)             Amdocs Special Voting Share





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                              COMBINATION AGREEMENT

     COMBINATION AGREEMENT, dated as of February 28, 2000, among AMDOCS LIMITED, a Guernsey corporation ("Amdocs"), AMDOCS (DENMARK) APS., a Danish corporation ("Amdocs Parentco"), AMDOCS HOLDINGS ULC, a Nova Scotia unlimited liability company ("Amdocs Holdco"), and SOLECT TECHNOLOGY GROUP INC., a New Brunswick corporation ("Solect").


                                    RECITALS

     WHEREAS, the respective boards of directors of Amdocs, Amdocs Parentco, Amdocs Holdco and Solect deem it advisable and in the best interests of their respective shareholders to combine their respective businesses by Amdocs acquiring shares in the capital stock of Solect through Amdocs Holdco pursuant to this Agreement and the Share Restructuring Plan (as defined below); and

     WHEREAS, in furtherance of such combination, the respective boards of directors of Amdocs and Solect have approved the transactions contemplated by this Agreement and the board of directors of Solect has agreed to submit the Share Restructuring Plan and the other transactions contemplated hereby to its shareholders for their approval; and

     WHEREAS, the transactions contemplated by this Agreement and the Share Restructuring Plan are intended to be treated (i) as a reorganization of capital of Solect under Section 86 of the Income Tax Act (Canada) (the "ITA") and (ii) as a plan of reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), in each case to the extent that Exchangeable Shares (as defined below) are received in exchange for shares of Solect capital stock; and

     WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Share Restructuring Plan;

     NOW, THEREFORE, the parties hereto hereby agree as follows:

1.   THE SHARE RESTRUCTURING PLAN

1.1  THE SHARE RESTRUCTURING PLAN.

     As soon as practicable after all of the conditions precedent set forth in Articles 7 and 8 hereof have been satisfied or effectively waived pursuant to






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the terms hereof, Solect shall cause articles of amendment giving effect to the
Share Restructuring Plan in the form of Exhibit 1.1 attached hereto (the "Share Restructuring Plan") to be filed with the Director under the Business Corporations Act (New Brunswick) (the "NBBCA"). At 12:01 a.m. (the "Effective Time") on the date (the "Effective Date") shown on the Certificate of Amendment giving effect to the share restructuring contemplated by the Share Restructuring Plan (the "Share Restructuring"), the reorganization of capital and the other transactions set out in clauses (a) through (j), inclusive, of Section 2.1 of the Share Restructuring Plan shall occur and shall be deemed to occur (without any further act or formality) in the order set forth therein.

1.2  EXCHANGE RATIO.

     Subject to the provisions of Sections 1.4 and 1.5 hereof, at the Effective Time and in the following sequence:

     (a) Each of the outstanding common shares of Solect (the "Solect Common Shares"), without any further action on the part of any holder thereof, will be exchanged for a number of Exchangeable Shares (as defined in the Share Restructuring Plan) equal to the quotient (the "Exchange Ratio"), taken to five decimal places, derived by dividing 15,500,000 by the Fully-Diluted Share Capital (as defined below). Each holder of Solect Common Shares (collectively, the "Solect Shareholders") will be entitled to delivery of that whole number of Exchangeable Shares resulting from the exchange of such holder's Solect Common Shares or, if such holder shall have so irrevocably elected prior to the Effective Time pursuant to Section 2.1(j) of the Share Restructuring Plan, that whole number of Amdocs Ordinary Shares (as defined below) resulting from the immediate exchange of such Exchangeable Shares for Amdocs Ordinary Shares pursuant to a retraction request by such holder and the exercise of the Retraction Call Right by Amdocs, Amdocs Parentco or Amdocs Holdco, as the case may be. In lieu of fractional Exchangeable Shares, each holder of an Solect Common Share who otherwise would be entitled to receive a fraction of an Exchangeable Share shall be paid by Solect an amount determined in accordance with the Share Restructuring Plan.

     (b)  Immediately following completion of the transactions provided for in
          Section 2.1 of the Share Restructuring Plan, each of the outstanding options held by employees of Solect or any of the Solect Subsidiaries (as defined in Section 2.1 hereof) and listed in Section 2.2(a) of the Solect Disclosure Letter (as defined in Article 2 hereof) (collectively, the "Solect Options") (including all outstanding options granted under Solect's 1999 Stock Option Plan and the Predecessor Plans (as defined in and as incorporated into the 1999 Stock Option Plan) (collectively, the "Solect Option Plans")) to purchase Solect Common Shares will, without any further action on the part of any holder thereof, be exchanged for an option (collectively,





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          the "Amdocs Options") to purchase that number of ordinary voting shares, par value (pound)0.01 per share, of Amdocs (collectively, "Amdocs Ordinary Shares") determined by multiplying the number of Solect Common Shares subject to such Solect Option at the Effective Time by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per Amdocs Ordinary Share equal to the exercise price per Solect Common Share of such Solect Option immediately prior to the Effective Time (converted from Canadian dollars to U.S. dollars as provided below) divided by the Exchange Ratio (rounded up to the nearest whole cent). For purposes of determining the exercise price of the Amdocs Options, the exercise price of the Solect Options shall be converted from Canadian to U.S. dollars by multiplying the Canadian dollar exercise price of the Solect Options by the noon spot exchange rate on the business day immediately preceding the Effective Time for Canadian dollars expressed in U.S. dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such exchange rate on such date as may be mutually agreed by Amdocs and Solect for such purpose. Except as provided above, the term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms and conditions of the Solect Options will otherwise continue unamended with respect to the Amdocs Options. Continuous employment with Solect or any of the Solect Subsidiaries (as hereinafter defined) will be credited to an optionee of Solect for purposes of determining the number of Amdocs Ordinary Shares subject to exercise under an exchanged Solect Option after the Effective Time.

     For purposes of this Agreement, the Fully-Diluted Share Capital shall be determined immediately prior to the Effective Time and shall be equal to the sum of (i) the outstanding Solect Common Shares, (ii) the Solect Common Shares issuable upon conversion of all of the outstanding convertible debentures of Solect listed on Schedule 2.2(a) of the Solect Disclosure Letter (the "Solect Convertible Debentures"), including any additional shares issuable upon a change of control transaction, (iii) the Solect Common Shares issuable upon exercise of all of the outstanding warrants of Solect listed on Schedule 2.2(a) of the Solect Disclosure Letter (the "Solect Warrants" and, together with the Solect Convertible Debentures, the "Solect Convertible Securities"), (iv) the Solect Common Shares issuable upon exercise of the outstanding Solect Options and (v) the 437,500 Solect Common Shares issuable to British Telecommunications PLC ("BT") pursuant to the transaction contemplated by Section 4.16(1) below. The Chief Executive Officer and Chief Financial Officer of Solect shall deliver a Certificate to Amdocs, Amdocs Parentco and Amdocs Holdco on the Closing Date certifying, in their capacity as such officers on behalf of Solect, as to the true and correct Fully-Diluted Share Capital as of the such date.






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1.2a. SECTION 85 ELECTION.

     Solect agrees that it will jointly elect under subsection 85(1) of the ITA with any shareholder that is a trust governed by a registered retirement savings plan under the ITA and that notifies Solect, prior to the Effective Date, that it wishes to make a Tax Election, as described below, in respect of the exchange of all Solect Common Shares held by it for Exchangeable Shares, at an elected amount equal to the fair market value of the Solect Common Shares so exchanged. For this purpose, the fair market value shall be determined on a basis consistent with the manner in which the Exchange Ratio is determined. In order to make such an election the shareholder shall deliver to the Corporate Secretary of Solect, within 90 days after the Effective Date, two copies of Form T2057 duly completed by the shareholder. Subject to the election forms complying with the above described requirements and the provisions of the ITA, the forms will be returned to such shareholder within 60 days of receipt thereof by Solect's Corporate Secretary, signed by Solect, for filing by the shareholder with the Canada Customs and Revenue Agency. It will be the responsibility of each shareholder who wishes to make an election to complete and review all relevant portions of both copies of the form, to sign both copies of the form where required and to forward the signed forms to Solect's Corporate Secretary. Solect shall not be responsible for the proper completion or filing of any election and the shareholder will be solely responsible for the payment of any late filing penalty.

1.3  ADJUSTMENTS FOR CAPITAL CHANGES.

     If, prior to the Effective Time, Amdocs or Solect recapitalizes its outstanding capital stock through a subdivision of its outstanding shares into a greater number of shares, or a combination of its outstanding shares into a lesser number of shares, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes, or declares a dividend on its outstanding shares payable in shares of its capital stock or securities convertible into shares of its capital stock or other property, or completes a rights offering to its existing shareholders at a price less than market price, then the Exchange Ratio will be adjusted so as to maintain the relative proportionate interests of the holders of Solect Common Shares and the holders of Amdocs Ordinary Shares.

1.4  DISSENTING SHARES.

     Holders of Solect Common Shares may exercise rights of dissent with respect to such shares in connection with the Share Restructuring pursuant to and in the manner set forth in Section 131 of the NBBCA (such holders referred to as "Dissenting Shareholders"). Solect shall give Amdocs (i) prompt notice of any written demands of a right of dissent, withdrawals of such demands, and any other instruments served pursuant to the NBBCA and received by Solect, and (ii) the opportunity to participate in all negotiations and proceedings (to the extent permitted by any judicial authority having jurisdiction) with respect to such rights. Solect shall not, except with the prior written consent of Amdocs, voluntarily make any payment with respect to any such rights or offer to settle or settle any such rights. All payments to Dissenting Shareholders shall be





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the sole responsibility of Solect, and Amdocs will not directly or indirectly provide any funds for the purposes of making payments to Dissenting
Shareholders.

1.5  ESCROW OF SHARES.

     At the Effective Time, Solect shall deliver to the escrow agent (the "Escrow Agent") designated under the Escrow Agreement (the "Escrow Agreement"), substantially in the form of Exhibit 1.5, a certificate or certificates representing an aggregate 1,170,000 Exchangeable Shares issued to certain shareholders of Solect pursuant to Section 1.2(a) hereof (such shares are collectively hereinafter referred to as the "Escrowed Shares") for the purposes of satisfying any indemnity obligations arising out of a breach by Solect of any its representations, warranties or covenants contained herein, all as more particularly described in the Escrow Agreement.

1.6  REGISTRATION OF AMDOCS OPTION SHARES.

     To the extent legally required, Amdocs will cause the Amdocs Ordinary Shares issuable upon exercise of the exchanged Solect Options to be registered on Form S-8 promulgated by the United States Securities and Exchange Commission (the "SEC") as soon as reasonably practicable after the Effective Time and will use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as any exchanged Solect Option shall remain outstanding.

1.7  OTHER EFFECTS OF THE SHARE RESTRUCTURING.

     At the Effective Time: (a) the bylaws of Solect immediately prior to the Effective Time will continue as the bylaws of Solect, subject to any later amendment; (b) the persons recommended by Amdocs prior to the Effective Time will be elected as directors of Solect; (c) the persons designated by Amdocs prior to the Effective Time will be elected as officers of Solect; and (d) the Share Restructuring will, from and after the Effective Time, have all of the effects provided by applicable law, including the NBBCA.

1.8  REORGANIZATION.

     The parties intend to effect the Share Restructuring as a reorganization of capital of Solect under Section 86 of the ITA, and as a plan of reorganization under Section 368(a)(1) of the Code to the extent that the Exchangeable Shares are received in exchange for Solect Common Shares.

1.9  MATERIAL ADVERSE EFFECT.

     In this Agreement, any reference to any event, change or effect being "material" with respect to any entity or group of entities means any material






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event, change or effect related to the financial condition, properties, assets, liabilities, businesses, operations, results of operations or long-term prospects of such entity or group of entities. In this Agreement, the term "Material Adverse Effect" used with respect to any entity or group of entities means any event, change or effect, that is materially adverse to the financial condition, properties, assets, liabilities, businesses, operations, results of operations or long-term prospects of such entity or group, taken as a whole; provided that a Material Adverse Effect shall not include any adverse event, change or effect resulting from any change in general economic, financial, political or general capital market trading conditions or conditions generally affecting the communications or software industry.

1.10 CURRENCY.

     Unless otherwise specified, all references in this Agreement to "dollars" or "$" shall mean United States dollars.


2.   REPRESENTATIONS AND WARRANTIES OF SOLECT

     Except as set forth in a letter dated the date of this Agreement and delivered by Solect to Amdocs concurrently herewith (the "Solect Disclosure Letter"), Solect hereby represents and warrants to Amdocs, Amdocs Parentco and Amdocs Holdco that:

2.1  ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER.

     Each of Solect and each corporation, partnership, company, joint venture and other entity in which Solect beneficially owns or controls, directly or indirectly, more than 50% of the equity, voting rights, profits interest, capital or other similar interest thereof (the "Solect Subsidiaries") is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, or continuance, as applicable, has all requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect on Solect. Section 2.1 of the Solect Disclosure Letter sets forth a correct and complete list of the Solect Subsidiaries, together with the jurisdiction of incorporation, continuance or organization of each Solect Subsidiary, a list of the shareholders of each Solect Subsidiary, the number of shares held by each shareholder, the directors and officers (or local law equivalent) of such Solect Subsidiary and a correct and complete list of each jurisdiction in which Solect and each Solect Subsidiary is duly qualified and in good standing to do business. Solect has delivered to Amdocs' counsel complete and correct copies of the certificates or articles of incorporation (or similar documents) and bylaws of Solect and each Solect Subsidiary, in each case as amended to the date of this Agreement and currently in effect. Neither Solect nor any of the Solect Subsidiaries is in





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violation of any of the provisions of its articles of incorporation or continuance, as applicable, or bylaws or equivalent organizational documents. Except as set forth in Section 2.1 of the Solect Disclosure Letter, Solect does not have any subsidiaries or any equity interest, direct or indirect, in any corporation, partnership, joint venture or other business entity, and except as disclosed in Section 2.1 of the Solect Disclosure Letter, all such equity interests are held beneficially by Solect free and clear of any lien, security interest, charge or encumbrance.

2.2  CAPITAL STRUCTURE.

     (a) STOCK AND OPTIONS. The authorized capital stock of Solect consists of an unlimited number of Solect Common Shares, without par value. At the close of business on February 25, 2000, 10,499,072 Solect Common Shares were issued and outstanding. An aggregate of 3,648,528 Solect Common Shares are authorized for issuance pursuant to the Solect Option Plans in respect of which Solect Options to purchase a total of 2,891,745 Solect Common Shares were outstanding as of February 25, 2000. An aggregate of 9,880,425 Solect Common Shares are authorized for issuance upon the conversion of the Solect Convertible Debentures. An aggregate of 3,350,950 Solect Common Shares are authorized for issuance upon the exercise of the Solect Warrants. All issued and outstanding Solect Common Shares and all issued and outstanding shares of the capital stock of each of the Solect Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable, are not subject to preemptive rights, are not subject to any right of rescission, and have been offered, issued, sold and delivered by Solect and each of the Solect Subsidiaries in compliance with all registration, qualification and prospectus requirements (or applicable exemptions therefrom) of applicable securities laws. Section 2.2(a) of the Solect Disclosure Letter sets forth a correct and complete list of each holder of Solect Common Shares, Solect Options and Solect Convertible Securities outstanding as of the date hereof, including,
          (i) in the case of each Solect Common Share, the name of the holder thereof, the province or state of residence of such holder and the number of Solect Common Shares held by such holder, (ii) in the case of each Solect Option, the name of the holder thereof, the province or state of residence of such holder, the Solect Option Plan pursuant to which such Solect Option was issued, the grant date of such Solect Option, the number of shares issuable upon exercise thereof, the per share exercise price and the vesting schedule applicable thereto,
          (iii) in the case of each Solect Convertible Debenture, the name of the holder thereof, the issue date and principal amount thereof, the conversion price thereof and the number of Solect Common Shares issuable upon conversion thereof and (iv) in the case of each Solect Warrant, the name of the holder thereof, the exercise price thereof, the issue date and expiration date thereof and the number of Solect Common Shares issuable upon exercise thereof.





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     (b)  NO OTHER COMMITMENTS. Except for the Solect Options and Solect
          Convertible Securities disclosed in Section 2.2(a) above and as listed in the Solect Disclosure Letter, the rights of parties pursuant to the Shareholders Agreement (as defined in Section 8.14 below) and the obligations of Solect under this Agreement, there are no options, warrants, calls, rights (including, without limitation, stock appreciation rights), commitments, conversion rights, understandings, negotiations or agreements of any character to which Solect or any of the Solect Subsidiaries is a party or by which Solect or any of the Solect Subsidiaries is bound obligating Solect or any of the Solect Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of Solect or any of the Solect Subsidiaries or securities convertible into or exchangeable for shares of capital stock of Solect or any of the Solect Subsidiaries, or obligating Solect or any of the Solect Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment, conversion right or agreement. Except for the Shareholders Agreement, there are no voting trusts or other agreements or understandings to which Solect is a party or, to the knowledge of Solect, among any of its shareholders, with respect to the voting of the capital stock of Solect or any of the Solect Subsidiaries.

     (c) REGISTRATION RIGHTS. Except as set forth in Section 2.2(c) of the Solect Disclosure Letter, the Investor's Rights Agreement (as defined in Section 8.14 below) or as contemplated herein, neither Solect nor any of the Solect Subsidiaries is under any obligation to register under the United States Securities Act of 1933, as amended (the "Securities Act"), or any similar laws of any jurisdiction any of its presently outstanding securities or any securities issuable upon conversion or exercise thereof.

2.3  AUTHORITY.

     (a) CORPORATE ACTION. Solect has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Share Restructuring (subject to its approval by the shareholders of Solect) and the other transactions contemplated by this Agreement and such Ancillary Agreements. The execution and delivery by Solect of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Solect of the Share Restructuring (subject to its approval by the shareholders of Solect) and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Solect. Solect has not taken any action or, to its knowledge, has not failed to take any action, which action or failure would preclude or prevent Solect from conducting its business after the

          Closing in the manner heretofore conducted. This Agreement has been duly executed and delivered by Solect and is, and the Ancillary Agreements to which it is a party when executed and delivered in accordance with the terms hereof shall be, valid and binding obligations of Solect, enforceable in accordance with their respective terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     (b) NO CONFLICT. Neither the execution, delivery and performance by Solect of this Agreement or of any of the Ancillary Agreements to which it is a party, nor the consummation by Solect of the transactions contemplated hereby or thereby nor compliance with the provisions hereof or thereof by Solect will: (i) conflict with, or result in any violations of, the articles of incorporation or bylaws of Solect or the comparable governing instruments of any of the Solect Subsidiaries, (ii) result in any breach or violation of or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or give rise to any claim or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Solect or any of the Solect Subsidiaries under, any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, customer or supplier contract or other agreement, judgment, order, decree, statute, law, ordinance, rule, license, permit or regulation applicable to Solect or any of the Solect Subsidiaries or their respective properties or assets or by which any of their properties may be bound (the "Solect Agreements"), other than any such breaches, violations, claims, defaults, rights, losses, liens, security interests, charges or encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on Solect and the Solect Subsidiaries, taken as a whole, or (iii) violate or conflict with any order, writ, injunction, decree, statute, rule or regulation of any court, administrative agency, regulatory body or commission or other governmental authority or instrumentality, whether federal, provincial, state or local and whether domestic or foreign (each a "Governmental Entity").

     (c) GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained by Solect or any of the Solect Subsidiaries in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements to which Solect is a party or the consummation of the transactions contemplated hereby or thereby, except for: (i) the filing of a request for, and obtaining the approval of the Ontario Securities Commission for relief from the prospectus and registration requirements of the Securities Act

          (Ontario) and all rules and regulations thereunder in connection with the Share Restructuring Plan; (ii) such filings and notifications as may be necessary under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (iii) required notices, filings and consents under the Investment Canada Act and under the Competition Act (Canada); and (iv) where the failure to obtain such consents, approvals, etc., would not prevent or delay the consummation of the Share Restructuring or otherwise prevent Solect from performing its obligations under this Agreement or any of the Ancillary Agreements to which it is a party and would not reasonably be expected to have a Material Adverse Effect on Solect and the Solect Subsidiaries, taken as a whole.

2.4  FINANCIAL STATEMENTS.

     Solect has provided to Amdocs true and complete copies of (i) the audited consolidated balance sheets of Solect and its subsidiaries as of July 31, 1999, 1998 and 1997 and the related consolidated statements of loss and deficit and cash flows for the three years ended July 31, 1999, reported on by Ernst & Young, Chartered Accountants, and (ii) the unaudited consolidated balance sheet of Solect and its subsidiaries as of December 31, 1999 and the related consolidated statements of loss and deficit and cash flows for the five months ended December 31, 1999, certified by the chief financial officer of Solect (collectively, the "Solect Financial Statements"). The Solect Financial Statements present fairly in all material respects the consolidated financial position and the consolidated results of operations and changes in financial position of Solect and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with Canadian generally accepted accounting principles ("Canadian GAAP") applied on a consistent basis during the periods involved, except as otherwise noted therein and subject in the case of interim financial statements to normal and recurring year-end audit adjustments.

2.5  COMPLIANCE WITH APPLICABLE LAWS.

     The businesses of Solect and the Solect Subsidiaries are not being conducted in violation of any law, ordinance, regulation, rule or order of any Governmental Entity where such violation would have a Material Adverse Effect on Solect and the Solect Subsidiaries, taken as a whole. Solect has not been notified by any Governmental Entity that any investigation or review with respect to Solect or any of the Solect Subsidiaries is pending or threatened, nor has any Governmental Entity notified Solect of its intention to conduct the same. Solect and the Solect Subsidiaries have all material permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, and are in material compliance with all such permits, licenses and franchises, except for those permits, licenses and franchises whose absence would not have a Material Adverse Effect on Solect and the Solect Subsidiaries, taken as a whole.

2.6  LITIGATION.

     Except as set forth in Section 2.6 of the Solect Disclosure Letter, there is no suit, action, arbitration, demand, claim or proceeding pending against Solect or any of the Solect Subsidiaries or any of their respective officers or investors (in their capacity as such); except as listed in the Solect Disclosure Letter, to the knowledge of Solect, there is no suit, action, arbitration, demand, claim or proceeding threatened against Solect or any of the Solect Subsidiaries or any of their respective officers in their capacity as such, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Solect or any of the Solect Subsidiaries or any of their respective properties or assets, nor is there any governmental inquiry or investigation pending or, to the knowledge of Solect, threatened against Solect or any of the Solect Subsidiaries or the properties, assets or business of any of them before any Governmental Entity with regard to Solect, or any of the Solect Subsidiaries nor, to the knowledge of Solect, is there a basis for such a material, justifiable and valid inquiry, proceeding, governmental inquiry or investigation. There is no action, suit, proceeding or investigation by Solect or any of the Solect Subsidiaries that is currently pending or that Solect or Solect Subsidiaries intends to initiate. Solect has made available to Amdocs correct and complete copies of all audit response letters prepared by its counsel for Solect's auditors in connection with the last two completed audits of Solect's financial statements and any such correspondence since the date of the last such audit.

2.7  EMPLOYEE BENEFITS AND ERISA.

     (a) Section 2.7(a) of the Solect Disclosure Letter contains a schedule setting forth a list of all employees of Solect and of each Solect Subsidiary ("Employees") and their salaries (and the date and amount of their most recent salary increase) and other benefits and identifies those employees considered key employees by Solect or any Solect Subsidiary. Section 2.7(a) of the Solect Disclosure Letter identifies each Canadian plan, arrangement, agreement, program, policy or practice, whether oral or written, formal or informal, funded or unfunded, which Solect or any Solect Subsidiary is a party to or bound by or under which Solect or any Solect Subsidiary has any liability or contingent liability or which has application to the employees of Solect or any Solect Subsidiary relating to retirement savings or pensions (other than the Canada Pension Plan), including any defined benefit pension plan, defined contribution pension plan, group registered retirement savings plan, or supplemental pension or retirement savings plan, or any bonus, profit sharing, deferred compensation, incentive compensation, hospitalization, health, dental, disability or other benefit plan with respect to any of their employees or former employees, individuals working on contract with them or other individuals providing services to them of a kind normally provided by employees ("Canadian Pension/Benefit Plan"), and
          (iii) all other Solect Benefit Arrangements (as defined below) (including those sponsored by the federal or any provincial government of Canada), and all other material written or formal plans or agreements, if any, which currently provides compensation or benefits to any Employee or former employee of Solect or any of the Solect Subsidiaries (including any employment agreements entered into between Solect or any of the Solect Subsidiaries and any Employee and workers' compensation, unemployment compensation and other government-mandated programs) and which is currently or previously was maintained, contributed to or entered into by Solect or any of the Solect Subsidiaries under which Solect or any of the Solect Subsidiaries has any present obligation or liability (collectively, the "Solect Employee Plans"). Copies of all Solect Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and any summary plan descriptions have been delivered to Amdocs. All contributions due from Solect or any of the Solect Subsidiaries through the Effective Time with respect to any of the Solect Employee Plans has been or will be timely made as required under any other applicable Canadian legislation or have been accrued on Solect's or any such Solect Subsidiary's financial statements as of the Solect Balance Sheet Date (as defined in Section 2.8). Except as set forth in
          Section 2.7(a) of the Solect Disclosure Letter, each Solect Employee Plan is in compliance in all material respects with, and has been maintained in material compliance with its terms and with the requirements prescribed by, any and all Canadian statutes, orders, rules and regulations which are applicable to such Solect Employee Plan. Each Solect Employee Plan that is required to be qualified under applicable Canadian law or registered or approved by a Canadian governmental agency or authority has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval which would materially adversely affect, or cause the appropriate governmental agency or authority to revoke, such qualification, registration or approval.

     (b) Solect has fewer than ten employees who are residents of the United States, is in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), as applicable to such employees and has no contingent liabilities with respect thereto.

     (c) Neither Solect, any Solect Subsidiary nor any administrator, or any fiduciary of the Canadian Pension/Benefit Plans (or any agent of the foregoing) has been in breach of any fiduciary obligation with respect to the administration of the Canadian Pension/Benefit Plans. Neither Solect, any Solect Subsidiary, nor any administrator or fiduciary of the Canadian Pension/Benefit Plans (or agent of any of the foregoing) has engaged in any transaction or acted or failed to act in a manner which could subject Solect or any Solect Subsidiary to any material liability for breach of fiduciary duty under applicable laws.

     (d) No event has occurred respecting any Canadian Pension/Benefit Plan which would entitle any persons to wind-up or terminate any Canadian Pension/Benefit Plan, in whole or in part, or which would materially adversely affect the tax status thereof.

     (e) The Canadian Pension/Benefit Plans are fully funded in accordance with Canadian pension legislation and the rules of such plans and there are no going concern unfunded actuarial liabilities, past service unfunded liabilities or solvency deficiencies respecting any of the Canadian Pension/Benefit Plans.

     (f) None of the Canadian Pension/Benefit Plans require or permit a retroactive increase in premiums or payments, and the level of insurance reserves, if any, under any insured Canadian Pension/Benefit Plan is reasonable and sufficient to provide for all material incurred but unreported items.

     (g) There are no outstanding actions, suits or claims pending or threatened concerning the assets held in the funding media for the Canadian Pension/Benefit Plans other than routine claims for the payment of benefits and there are no outstanding material liabilities pending or threatened under the Canadian Pension/Benefit Plans for taxes, penalties or fees under any applicable laws.

     (h) Except for those Solect Benefit Arrangements (as defined below) regarding severance benefits or employment termination that exist under the employment laws, regulations or judicial decisions relating to employers in Canada and other jurisdictions in which Solect or any Solect Subsidiary has employees ("Employer Laws"), the Solect Disclosure Letter identifies each employment, consulting, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (A) is not an Solect Employee Plan, (B) is entered into, maintained or contributed to, as the case may be, by Solect or any of the Solect Subsidiaries and (C) covers any Employee or former employee of Solect or any of the Solect Subsidiaries. Such contracts, plans and arrangements as are described in this Section 2.7(h) are herein referred to collectively as the "Solect Benefit Arrangements." Each Solect Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Solect Benefit Arrangement. Solect has delivered to Amdocs or its counsel a complete and correct copy or description of each Solect Benefit Arrangement. None of the Solect Benefits Arrangements or Solect Employee Plans promises or provides retiree medical or retiree insurance benefits to any current or former employee, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan" or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

     (i) Except as set forth in Section 2.7(i) of the Solect Disclosure Letter, there has been no amendment to, written interpretation or announcement by Solect or any of the Solect Subsidiaries relating to, or change in employee participation or coverage under, any Solect Employee Plan or Solect Benefit Arrangement that would increase materially the expense of maintaining such Solect Employee Plan or Solect Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1999.

     (j) Except where non-compliance would not have a Material Adverse Effect to Solect and the Solect Subsidiaries, taken as a whole, Solect and each Solect Subsidiary are in compliance in all material respects with all applicable laws (other than ERISA), agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters.

     (k) Neither Solect nor any Solect Subsidiary is a party to any collective bargaining or union agreement, and no such agreement is or has been applicable to any employees of Solect or any Solect Subsidiary and no union certification process has been proposed or threatened.

     (l) There are no material complaints, grievances (other than routine individual grievances) or arbitrations, employment-related litigation, administrative proceedings or controversies either pending, or to the knowledge of Solect, threatened, involving any current or former employee of Solect or any of the Solect Subsidiaries; and, except as set forth in Section 2.7 of the Solect Disclosure Letter, neither Solect nor any Solect Subsidiary has any knowledge that any of the employees of Solect who have executed new employment letters on the date hereof intends to leave its employ.

     (m) Except as set forth in Section 2.7 of the Solect Disclosure Letter, neither Solect nor any of the Solect Subsidiaries has an employment agreement or material consulting agreement currently in effect that is not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or ownership and assignment of inventions), except as such termination rights are limited under Employer Laws. Except as set forth in Section
          2.7 of the Disclosure Letter, no such employment or consulting agreement has any provision that provides to such employee or consultant any benefit upon or as a result of the consummation of the transactions contemplated hereby. All Employees and all officers and consultants of Solect and the Solect Subsidiaries having access to proprietary information of Solect have executed and delivered to Solect an agreement regarding the protection of such proprietary information and the assignment of inventions to Solect and a non-competition agreement; copies of the forms of all such agreements have been delivered or made available to Amdocs' counsel.

2.8  ABSENCE OF UNDISCLOSED LIABILITIES.

     At December 31, 1999 (the "Solect Balance Sheet Date"), (i) neither Solect nor any of the Solect Subsidiaries had any liabilities or obligations of any nature (matured or unmatured, fixed or contingent) that were material to Solect and the Solect Subsidiaries, taken as a whole, and were not provided for in the consolidated balance sheet of Solect at the Solect Balance Sheet Date, a copy of which is attached hereto as Exhibit 2.8 (the "Solect Balance Sheet"); and (ii) all reserves established by Solect and set forth in the Solect Balance Sheet were reasonably adequate.

2.9  ABSENCE OF CERTAIN CHANGES OR EVENTS.

     Except as disclosed in Section 2.9 of the Solect Disclosure Letter and as expressly contemplated in this Agreement and the Ancillary Agreements, since the Solect Balance Sheet Date, Solect and the Solect Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses and there has not occurred:

     (a) any change in the financial condition, properties, assets, liabilities, businesses, operations, results of operations or long-term prospects of Solect and the Solect Subsidiaries, taken as a whole, that could reasonably be expected to have a Material Adverse Effect on Solect and the Solect Subsidiaries, taken as a whole;

     (b) any amendments or changes in the articles of continuance or bylaws of Solect;

     (c) any damage, destruction or loss, whether covered by insurance or not, that would have a Material Adverse Effect on Solect and the Solect Subsidiaries, taken as a whole;

     (d) any redemption, repurchase or other acquisition of Solect Common Shares by Solect (other than the repurchase of shares at the then current option pricing pursuant to arrangements with terminated employees or consultants), or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Solect Common Shares;

     (e) any material increase in or material modification (including acceleration) of the compensation or benefits payable or to become payable by Solect to any of its directors or employees;

     (f) any material increase in or material modification of any bonus, pension, insurance or Solect Employee Plan or Solect Benefit Arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its employees;

     (g) any change by Solect in its accounting methods, principles or practices;

     (h) any writing down or writing off of the value of any assets other than in the ordinary course of business;

     (i) any acquisition or sale of a material amount of property or assets of Solect, except in the ordinary course of business consistent with past practice or other nonmaterial amounts;

     (j)  any alteration in any term of any outstanding security of Solect;

     (k) (A) any incurrence, assumption or guarantee by Solect of any debt for borrowed money; (B) any issuance or sale of any securities convertible into or exchangeable for debt securities of Solect; (C) any agreement to act as surety for any obligation of a third party; or (D) any issuance or sale of options or other rights to acquire from Solect, directly or indirectly, debt securities of Solect or any securities convertible into or exchangeable for any such debt securities;

     (l) other than in the ordinary course of business consistent with past practice or, in respect of nonmaterial amounts, any creation or assumption by Solect of any lien, security interest, charge or encumbrance on any asset;

     (m) any making of any loan, advance or capital contribution to or investment in any person other than (i) travel loans or advances made in the ordinary course of business of Solect, (ii) other loans and advances in an aggregate amount which does not exceed US$100,000 outstanding at any time and (iii) purchases on the open market of liquid, publicly traded securities;

     (n) any entering into, amendment of, relinquishment, failure in any material respect to perform under, occurrence of any material default under, or termination or non-renewal by Solect or any Solect Subsidiary of any material contract (including, without limitation, any material customer or supplier contract), lease transaction, commitment or other right or obligation;

     (o) any transfer or grant of a material right (including, without limitation, under the Solect IP Rights (as defined in Section 2.14 below)), other than in the ordinary course of business consistent with past practice, or any grant of an exclusive right;

     (p) any agreement, arrangement or other transaction with any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of Solect or any Solect Subsidiary, other than the payment and provision of regular salary and benefits in the ordinary course of such person's employment with Solect or any Solect Subsidiary;

     (q) any material complaint, grievance (other than routine individual grievances), to the knowledge of Solect any activity or proceeding by a labor union or representative thereof to organize any employees of Solect or any Solect Subsidiary or to the knowledge of Solect any campaign being conducted to solicit authorization from employees to be represented by such labor union;

     (r) any waiver or release of any material right or claim of Solect or any Solect Subsidiary;

     (s) any agreement or arrangement made by Solect or any Solect Subsidiary to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made unless otherwise disclosed;

     (t) any (i) failure to maintain in full force and effect substantially the same level and type of insurance coverage as in effect on the Solect Balance Sheet Date or (ii) change in any insurance coverage or the issuance of any insurance policy, except in the ordinary course of business consistent with past practice;

     (u) any sale, assignment, transfer, license or encumbrance of any tangible or intangible asset, including any Intellectual Property Right (as hereinafter defined), except for sales, assignments, transfers, licenses and encumbrances in the ordinary course of business;

     (v) the entering into any material lease or contract for the purchase or sale or license of any property, real or personal, except in the ordinary course of business consistent with past practice;

     (w) any failure to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

     (x) any issuance or sale of any shares of its capital stock of any class or any other of its securities, or issuance or creation of any warrants, obligations, subscriptions, options, convertible securities or other commitments to issue shares of capital stock, or acceleration of the vesting of any outstanding option or other security;

     (y) any merger, consolidation or reorganization with, or the acquisition of, any entity, or the entering into of any agreement to do any of the foregoing;

     (z) any agreement to any audit assessments by any Tax authority in excess of US$100,000 in the aggregate.

2.10  AGREEMENTS.

     Section 2.10 of the Solect Disclosure Letter sets forth a complete list of all of the following written or oral contracts, agreements and other instruments which bind Solect or any of the Solect Subsidiaries (collectively, the "Solect Contracts"), and complete and correct copies of the Solect Contracts have been made available to Amdocs for review:

     (a)  contract with or commitment to any labor union;

     (b) continuing contract for the future purchase, sale, development or manufacture of products, material, supplies, equipment, software or services requiring payment to or from Solect or any Solect Subsidiary
          (i) in an amount in excess of US$100,000 per annum which is not terminable on 120 days or less notice without material cost or other liability at, or at any time after, the Effective Time or in which Solect or such Solect Subsidiary has granted or received manufacturing rights or most favored nations pricing provisions rights relating to any product, group of products or territory, or (ii)(A) in which Solect or such Solect Subsidiary has granted or received any Intellectual Property Rights, (B) which require consent or are otherwise terminable upon a change of control of Solect or (C) in which Solect or such Solect Subsidiary has granted exclusive market rights relating to any product, group of products or territory;

     (c) contract providing for the development of software for, or license of software to, Solect or any Solect Subsidiary, or other Intellectual Property Rights (as defined in Section 2.14) used or incorporated in one or more of the products of Solect or any Solect Subsidiary (other than software licensed to Solect or any Solect Subsidiary from a third party as to which Solect or such Solect Subsidiary has a fully-paid perpetual license to use and distribute as Solect or such Solect Subsidiary is currently doing without any material restrictions or limitations, or that is generally available to the public from such third party at a per copy license fee of less than US$5,000, but including any site or corporate license and each agreement providing for either the delivery of source code or the escrow of source code for the benefit of the licensee or any original equipment manufacturer ("OEM"), distribution or other agreement that requires Solect or any Solect Subsidiary to perform any ongoing development of software including updates and error corrections);

     (d) joint venture, partnership or other agreement that has involved or is reasonably expected to involve a sharing of profits or losses in excess of US$100,000 per annum with any other party;

     (e) to the extent not identified in Section 2.7 of the Solect Disclosure Letter, contract or commitment for the employment of any officer, employee or consultant or any other type of contract or understanding with any officer, employee or consultant which is not immediately terminable without cost or other liability (except for normal severance benefits available to employees generally as set forth in any Solect Benefit Plan and except for limitations on such termination rights as exist under applicable Employer Laws) or any contract, commitment or other instrument providing for, or any understanding with respect to any deferred compensation, incentive, profit sharing or pension plans;

     (f) indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board in each case in excess of, or with respect to any debt in excess of, US $100,000;

     (g) lease or other agreement under which Solect or any Solect Subsidiary is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed US$100,000 per annum;






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



     (h) agreement or arrangement for the sale of any assets, properties or rights having a value in excess of US$100,000, other than in the ordinary course of business consistent with past practice;

     (i) agreement which restricts Solect or any Solect Subsidiary from engaging in any material aspect of its business or competing in any line of business in any geographic area or in any functional area or that requires Solect or any Solect Subsidiary to distribute or use exclusively a third party technology or product;

     (j) agreement between or among Solect or any Solect Subsidiary regarding intercompany loans, revenue or cost sharing, ownership or license of Solect IP Rights, intercompany royalties or dividends or similar matters;

     (k) written dealer, distributor, sales representative, OEM, value added remarketer, subcontractor or other agreement for the ongoing distribution of the products and services of Solect or any Solect Subsidiary;

     (l) any loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement that is not otherwise disclosed elsewhere in the Solect Disclosure Letter, the breach or termination of which would have a Material Adverse Effect on Solect and the Solect Subsidiaries, taken as a whole;

     (m) Solect IP Rights Agreement (as defined in Section 2.14 below) or other material agreements relating to the products and services of Solect or any Solect Subsidiary other than any Solect IP Rights Agreement or other such material agreement already identified in response to
          Section 2.10(b) or (c) above or elsewhere in the Solect Disclosure Letter;

     (n) any agreement by Solect or any Solect Subsidiary regarding directors and officers indemnification;

     (o) any agreement, contract or commitment by Solect or any Solect Subsidiary relating to material capital expenditures or involving future obligations in excess of US$100,000, other than those listed in its financial statements ending December 31, 1999;

     (p) any voting trust or stockholders agreement known to Solect between or among Solect or any Solect Subsidiary and shareholders of Solect;

     (q) any tax sharing or tax indemnification agreement between or among Solect or any Solect Subsidiary; and

     (r) any material agreement pursuant to which either the execution of this Agreement or any of the Ancillary Agreements by Solect or the consummation of the transactions contemplated hereby or thereby will or may result in (i) a breach by Solect or any Solect Subsidiary of any term, provisions or condition of such agreement, or (ii) the ability of the other party thereto to terminate such agreement or materially change any of the terms, provisions or conditions thereof.

2.11  NO DEFAULTS.

     All material provisions of the Solect Contracts are valid and enforceable obligations of Solect or the applicable Solect Subsidiaries and, to Solect's knowledge, of the other parties thereto, enforceable against each such party in accordance with its terms but subject to bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally and general equitable principles. Solect has not been notified of any claim that any material provision of any Solect Contract is not valid and enforceable in accordance with its terms (subject to bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally and general equitable principles) for the periods stated therein. Neither Solect nor any of the Solect Subsidiaries is in default under, and to the knowledge of Solect there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a default by Solect or any of the Solect Subsidiaries under, any contract or agreement (other than this Agreement) to which Solect or any of the Solect Subsidiaries is a party and which would, if terminated due to such default, have a Material Adverse Effect on Solect and the Solect Subsidiaries, taken as a whole. To Solect's knowledge, no other party to any such contract or agreement is in material default thereunder, nor, to Solect's knowledge, does there exist any event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a default by any such other party which would, if terminated due to such default, have a Material Adverse Effect on Solect and the Solect Subsidiaries, taken as a whole.

2.12  CERTAIN AGREEMENTS.

     Except as disclosed in the Solect Disclosure Letter, neither the execution and delivery of this Agreement or the Ancillary Agreements to which Solect is a party nor the consummation of the transactions contemplated hereby or thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Solect or any of the Solect Subsidiaries from Solect or any of the Solect Subsidiaries under any Solect Employee Plan, Solect Benefit Arrangement or otherwise, (ii) materially increase any benefits otherwise payable under any Solect Employee Plan or Solect Benefit Arrangement or (iii) result in the acceleration of the time of payment or vesting of any such benefits, including but not limited to the time of exercise of stock options.

2.13  TAXES.

     Except as set forth in Section 2.13 of the Solect Disclosure Letter, Solect and each of the Solect Subsidiaries have timely filed, or caused to be filed, all material Tax Returns (as defined below) required to be filed by them (all of which returns were correct and complete in all material respects). Except as set forth in Section 2.13 of the Solect Disclosure Letter and Taxes incurred since December 31, 1999 in the ordinary course of business, Solect and each of the Solect Subsidiaries have paid or withheld, or caused to be paid or withheld, all Taxes (as defined below) that are due and payable, or Solect has provided adequate accruals in accordance with Canadian GAAP in its financial statements for the periods ending December 31, 1999 and Taxes incurred subsequent thereto in the ordinary course of business, for any Taxes for any period up to and including those periods covered by such statements that have not been paid, whether or not shown as being due on any returns. Except as set forth in Section
2.13 of the Solect Disclosure Letter, since the Solect Balance Sheet Date, no material Tax liability has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business. Except as set forth in
Section 2.13 of the Solect Disclosure Letter and except for any Taxes for which Solect has provided adequate accruals in accordance with Canadian GAAP in its financial statements ending December 31, 1999 and Taxes incurred subsequent thereto in the ordinary course of business, Solect and the Solect Subsidiaries have withheld from all payments made by them, or otherwise collected, and have remitted all amounts in respect of Taxes required to be withheld, collected or remitted by them to the applicable governmental authority within the required time periods. Except as set forth in Section 2.13 of the Solect Disclosure Letter and except for any Taxes for which Solect has provided adequate accruals in accordance with Canadian GAAP in its financial statements ending December 31, 1999 and Taxes incurred subsequent thereto in the ordinary course of business, neither Solect nor any of the Solect Subsidiaries has any liability for the Taxes of any other person, corporation, partnership, trust or other taxpayer.

     Except as set forth in Section 2.13 of the Solect Disclosure Letter, there are no audits or investigations in progress, pending or, to the knowledge of Solect, threatened by Canada Customs and Revenue Agency, the Internal Revenue Service or any other taxing authority, including, without limitation, any value added tax or sales tax authority (a "Taxing Authority"), against Solect, any Solect Subsidiary or any of the assets of Solect or any of the Solect Subsidiaries, and neither Solect nor any Solect Subsidiary has received any notification that any material issues have been raised (and are currently pending) by any Taxing Authority in connection with any of the Tax Returns referred to above, and no waivers of statutes of limitations have been given or requested with respect to Solect or any of the Solect Subsidiaries. Except as set forth in Section 2.13 of the Solect Disclosure Letter and except for any Taxes for which Solect has provided adequate accruals in accordance with Canadian GAAP in its financial statements ending December 31, 1999 and Taxes incurred subsequent thereto in the ordinary course of business, there are no material proposed (but unassessed) additional Taxes, none have been asserted and no Tax liens have been filed other than for Taxes not yet due and payable. Notices of Determination have neither been requested nor issued by Solect or any of the Solect Subsidiaries.

     Except as set forth in Section 2.13 of the Solect Disclosure Letter, no material amount in respect of any outlay or expense that is deductible for the purposes of computing the income of Solect or any of the Solect Subsidiaries for the purposes of the ITA has been owing by Solect or any of the Solect Subsidiaries, as the case may be, for longer than two years to a person not dealing at arm's length (for the purposes of the ITA) with Solect or any of the Solect Subsidiaries at the time the outlay or expense was incurred. Except as set forth in Section 2.13 of the Solect Disclosure Letter, there are no circumstances which exist and would result in, or which have existed and resulted in, Section 80 of the ITA applying to Solect or any of the Solect Subsidiaries. Except as set forth in Section 2.13 of the Solect Disclosure Letter, neither Solect nor any of the Solect Subsidiaries have either directly or indirectly transferred property to or supplied services to or acquired property or services from a person, corporation, partnership, trust or other taxpayer with whom it was not dealing at arm's length (for the purposes of the ITA) for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of the property or services. Solect and the Solect Subsidiaries have not entered into any advance pricing agreement with any Taxing Authority. Neither Solect nor any corporation to which Solect is related (for the purposes of the ITA) is a corporation whose principal business is (i) the lending of money to persons with whom such corporation is dealing at arm's length (for the purposes of the ITA);
(ii) the purchasing of debt obligations issued to such persons; or (iii) a combination thereof. Except as set forth in Section 2.13 of the Solect Disclosure Letter, none of Solect or any of the Solect Subsidiaries (i) has made an election to be treated as a "consenting corporation" under Section 341(f) of the Code, or (ii) is a party to any Tax sharing or other similar agreement or arrangement of any nature with any other person pursuant to which Solect or any of the Solect Subsidiaries has or could have any liabilities in respect of Taxes.

     Except as set forth in Section 2.13 of the Solect Disclosure Letter, the net operating loss carryforwards and research and development tax credits reflected in the Solect Financial Statements are valid and reasonably estimated and will be unaffected by the consummation of the transactions contemplated hereby.

     As used in this Agreement, "Tax" and "Taxes" means, with respect to any entity, (A) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) all capital, corporate, gross receipts, sales, use, goods and services, turnover, ad valorem, transfer, real or personal property, VAT, gains, franchise, license, withholding, payroll, wage, employer health, employ ment, excise, severance, utility, compensation, stamp, occupation, premium and windfall profits taxes, all social security or unemployment insurance charges, workers' compensation levies and retirement contributions, all alternative or add-on minimum taxes, all customs or excise duties and all other taxes, fees, levies, duties, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing, and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable law) of another entity or a member of an affiliated, consolidated, unitary or combined group. As used in this Agreement, "Tax Returns" means all returns, declarations, reports, statements, claims for refund, amended returns and declarations of estimated taxes (including any attached schedules) or other written information (including elections, declarations, disclosures, estimates and informational returns) required to be supplied to a Taxing Authority in connection with or relating to Taxes.

2.14  INTELLECTUAL PROPERTY.

     (a) Solect and the Solect Subsidiaries own, or, as applicable, have the right to use, sell, distribute or license all Intellectual Property Rights (as defined below) material to the conduct of their respective businesses as presently conducted (including, without limitation, the development, manufacture, operation and sale or license, as applicable, of all products and services sold by Solect or the Solect Subsidiaries), and, to the knowledge of Solect, without infringing upon or violating any right, lien, or claim of others, including without limitation, former employers of the past and present employees of Solect (such Intellectual Property Rights being hereinafter collectively referred to as the "Solect IP Rights"); Section 2.14 of the Solect Disclosure Letter sets forth a complete and correct list of all material Solect IP Rights and specifies whether each such right is owned by or licensed (including sublicensed) to Solect or a Solect Subsidiary and other agreements pursuant to which Solect or any of the Solect Subsidiaries or any other person is authorized to use, sell, distribute or license any material Solect IP Rights (excluding object code end-user licenses granted to end-users which in some cases include standard third party commercial source code escrows), entered in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("End-User License"); and, except as set forth in Section 2.14 of the Solect Disclosure Letter, no such license will terminate by its terms within 24 months after the date hereof;

     (b) except as set forth in Section 2.14 of the Solect Disclosure Letter, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any assignment, conveyance or agreement governing any material Solect IP Right (the "Solect IP Rights Agreements"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any material

          Solect IP Right or materially impair the right of Solect and/or the Solect Subsidiaries to use, sell or license any material Solect IP Right or portion thereof necessary or required for the conduct of their respective businesses;

     (c) there are no royalties, honoraria, fees or other payments in excess of $100,000 payable by Solect or any of the Solect Subsidiaries to any person in respect of any Solect IP Rights by reason of the publication, use or distribution of products or services or in connection with the conduct of the business of Solect or any Solect Subsidiary or otherwise other than as set forth in the Solect IP Rights Agreements listed in the Solect Disclosure Letter;

     (d) neither the manufacture, marketing, license, sale or lawful use of any product currently licensed or sold by Solect or any of the Solect Subsidiaries or currently under development by Solect or any of the Solect Subsidiaries violates any license or agreement between Solect or any of the Solect Subsidiaries and any third party or infringes any Intellectual Property Right of any other party; and there is no pending or, to the knowledge of Solect, threatened, claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any material Solect IP Right nor, to the knowledge of Solect, is there any basis for any such claim, nor has Solect received any notice asserting that any material Solect IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the knowledge of Solect, is there any basis for any such assertion;

     (e) except as set forth in Section 2.14 of the Solect Disclosure Letter, Solect has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material Solect IP Rights. Except as set forth in Section 2.14 of the Solect Disclosure Letter, all officers and employees involved in the development of products or product documentation and consultants of Solect or any of the Solect Subsidiaries have executed and delivered to Solect or the Solect Subsidiary an agreement regarding the protection of proprietary information and the assignment to Solect or the Solect Subsidiary of all Intellectual Property Rights arising from the services performed for Solect or the Solect Subsidiary by such persons; and copies of the forms of all such agreements have been delivered to Amdocs' counsel. No current or prior officers, employees or consultants of Solect claim an ownership interest in any material Solect IP Rights as a result of having been involved in the development of such property while employed by or consulting to Solect, or otherwise;

     (f) any and all Intellectual Property Rights currently being developed or developed in the past by any employee of Solect or any Solect

          Subsidiary while in the employ of Solect or any Solect Subsidiary, is or will be the sole property of Solect or such Solect Subsidiary. It is not necessary for the conduct of the business of Solect or the Solect Subsidiaries to utilize any inventions of any employee of Solect or any Solect Subsidiary made prior to their employment by Solect, other than those that have been assigned to Solect or such Solect Subsidiary pursuant to the Proprietary Information Agreement signed by such employee; and

     (g) Solect and the Solect Subsidiaries have not received and do not have any knowledge regarding any injunctions or claims from administrative or judicial authorities or from clients or consumers in respect of material failures affecting the products or any one of them sold by Solect or any Solect Subsidiary nor in respect of any requirement to recall said products. In addition, there are no errors in any documentation, specifications, manuals, user guides, promotional material, internal notes and memos, technical documentation, drawings, flow charts, diagrams, source language statements, demo disks, benchmark test results, and other written materials related to, associated with or used or produced in the development Solect or any of Solect Subsidiaries software products (collectively, the "Design Documentation") which defects or errors would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Solect and the Subsidiaries of Solect, taken as a whole. To the knowledge of Solect, no portion of the material Solect IP Rights contains any unauthorized disabling mechanism or protection feature designed to prevent its use, computer virus, worm software lock, drop dead device, Trojan-horse routine, trap door, time bomb or any other codes or instructions that may be used to access, modify, delete, damage or disable any of the Intellectual Property or any computer system on which any of the software comprising part thereof is installed or in connection with which they may operate.

     Solect has made available to Amdocs for review a list of all applications, registrations, filings and other formal actions made or taken pursuant to United States, Canadian, provincial, federal, state and foreign laws by Solect to perfect or protect its interest in Solect IP Rights, including, without limitation, all patents, patent applications, trademarks and service marks, trademark and service mark applications, copyrights and copyright applications and, to the knowledge of Solect, there is no cancellation, termination or expiration of any such registration or patent that is reasonably foreseeable and is not intended to be renewed or extended by Solect, except where the failure to renew or extend would not have a Material Adverse Effect on Solect and the Subsidiaries of Solect, taken as a whole. To the knowledge of Solect, it is not using any confidential information or trade secrets of any former employer of any past or present employees.

     As used herein, the term "Intellectual Property Rights" shall mean all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, software (in both source code for all software owned by Solect or the Solect Subsidiaries and object code form), nonproductized software technology, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, mask works, franchises, licenses, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools, designs, processes, works of authorship, computer programs and technical data and information and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

2.15  FEES AND EXPENSES.

     Except for the fees and expenses set forth in Section 2.15 of the Solect Disclosure Letter payable to Morgan Stanley Dean Witter ("Morgan Stanley"), neither Solect nor any of the Solect Subsidiaries has paid or become obligated to pay any fee or commission to any broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of Solect, finder or intermediary, directly or indirectly, in connection with the transactions contemplated by this Agreement. Solect has delivered to Amdocs a complete and correct copy of Solect's agreement with Morgan Stanley, pursuant to which Morgan Stanley shall be entitled to be paid the foregoing fees and expenses in connection with the transactions contemplated by this Agreement.

2.16  INSURANCE.

     Solect and the Solect Subsidiaries maintain and at all times since January 1, 1998 have maintained fire and casualty, general liability, business interruption, product liability, sprinkler and water damage and any other insurance that Solect believes or believed to be reasonably prudent for its business. Section 2.16 of the Solect Disclosure Letter contains a list of all such insurance policies presently in effect, and correct and complete copies of all such policies along with a history of claims made under such policies have been provided to Amdocs. Solect and each of the Solect Subsidiaries has fully paid all payments required under the terms of each of the foregoing insurance policies and neither Solect nor any Solect Subsidiary has received notice of intent to cancel any of the foregoing insurance policies.

         Except as set forth in Section 2.16 to the Solect Disclosure Letter, Solect does not have any knowledge of any state of facts or the occurrence of any event, which reasonably might (i) form the basis for any claim against Solect or any of the Solect Subsidiaries not reasonably expected to be fully covered by the insurance policies referred to on Section 2.16 to the Solect Disclosure Letter, and which exceeds US$100,000 in liability, or (ii) increase the insurance premiums paid by Solect, in excess of US$100,000 per annum in the aggregate, or affect the availability of the insurance coverage listed in
Section 2.16 to the Solect Disclosure Letter on substantially the same terms as now in effect.

2.17  OWNERSHIP OF PROPERTY.

     Section 2.17 of the Solect Disclosure Letter sets forth a brief description of all real property owned by or leased to Solect and the Solect Subsidiaries. Except (a) as disclosed in Section 2.17 of the Solect Disclosure Letter, (b) for liens for current Taxes not yet delinquent and (c) for liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like (other than as may be contested), Solect and each of the Solect Subsidiaries have good and marketable title to all of their respective material real and personal property (other than property as to which it is lessee, in which case it has a valid leasehold interest) and own all of such property free and clear of all security interests, mortgages, liens, charges, options and encumbrances. All real and tangible personal property of Solect and each of the Solect Subsidiaries is generally in good repair and is operational and usable in the operations of Solect or the Solect Subsidiaries, subject to ordinary wear and tear and subject to technical obsolescence. Neither Solect nor any Solect Subsidiary is in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, or has received any notice of violation with which it has not complied, except, in each case, where such violation would not have a Material Adverse Effect on Solect and the Solect Subsidiaries, taken as a whole.

     Solect's shareholders do not own, hold or possess, in their individual or any other capacities, any property, whether tangible or intangible, used or connected to the business of Solect which is material, individually or in the aggregate, to the financial condition, operations, or business of Solect and the Solect Subsidiaries, taken as a whole.

2.18  ENVIRONMENTAL MATTERS.

     (a) To the knowledge of Solect, during the period that Solect and the Solect Subsidiaries have leased or owned their respective properties or owned or operated any facilities, there have been no disposals, releases, emissions, spills, discharges or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities which could result in a material violation of any applicable law. Solect has no knowledge of any presence, disposals, releases, emissions, spills, discharges or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to Solect or any of the Solect Subsidiaries having taken possession of any of such properties and facilities which could result in a material violation of any applicable law. For the purposes of this Agreement, insofar as properties and facilities in Canada are concerned, "Hazardous

          Materials" shall mean any pollutant, contaminant, chemical, deleterious substance or industrial, toxic or hazardous waste or substance and, insofar as properties and facilities in the United States are concerned, shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous chemical" under, (1) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"); (2) any similar federal, state or local law; or (3) regulations promulgated under any of the above laws or statutes. Insofar as properties and facilities in the United States are concerned, the terms "disposal," "release" and "threatened release" shall have the definitions assigned thereto by CERCLA.

     (b) To the knowledge of Solect, none of the properties, facilities and operations of Solect and the Solect Subsidiaries is in material violation of any federal, provincial, state, municipal and local laws, statutes, bylaws, ordinances, regulations and orders ("Environmental Laws") relating to protection of the environment, occupational health and safety, industrial hygiene or Hazardous Materials. During the time that Solect or the Solect Subsidiaries have owned or leased their respective properties and facilities, neither Solect nor any of the Solect Subsidiaries nor, to the knowledge of Solect, any third party, has used, generated, manufactured, processed, treated, disposed of, handled or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials.

     (c) There has been no litigation brought or threatened against Solect or any of the Solect Subsidiaries by, or any settlement reached by Solect or any of the Solect Subsidiaries with, any party or parties alleging the presence, disposal, emission, spill, discharge, release or threatened release of any Hazardous Materials on, from or under any properties or facilities.

2.19  INTERESTED PARTY TRANSACTIONS.

     Schedule 2.19 of the Solect Disclosure Letter sets forth a current list of all shareholders, directors, officers and affiliates of Solect and each Solect Subsidiary. Except as disclosed in Schedule 2.19 of the Solect Disclosure Letter or expressly contemplated herein or in connection with the transactions contemplated hereby, no shareholder, officer or director of Solect or any affiliate or associate of any such person has had, either directly or indirectly, or proposes to have a material interest in: (i) any person or entity that purchases from or sells, licenses or furnishes to Solect or any of the Solect Subsidiaries any goods, property, technology or intellectual or other property rights or services; or (ii) any current or proposed contract or agreement to which Solect or any of the Solect Subsidiaries is or proposes to be a party or by which it may be bound or affected.





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





2.20  BOARD APPROVAL.

     The Board of Directors of Solect has, on or before the date hereof, (i) approved this Agreement, the Ancillary Agreements to which Solect is a party and the Share Restructuring Plan, (ii) determined that the Share Restructuring Plan is in the best interests of the shareholders of Solect and is on terms that are fair from a financial point of view to such shareholders, (iii) resolved to recommend that the shareholders of Solect approve the Share Restructuring, (iv) taken all other action necessary to authorize the calling of a shareholders meeting and for the adoption and implementation of the Share Restructuring other than the preparation of the Information Statement (as defined below) and the filing of the articles of amendment giving effect to the Share Restructuring, and (v) resolved pursuant to Section 12 of the Solect Option Plans to amend the Solect Options as contemplated in Section 1.2(b) and further resolved, based on the unanimous recommendation of the Compensation Committee of Solect's Board of Directors, that such action, when taken with any related action, would not materially and adversely affect the holders of Solect Options.

2.21  VOTE REQUIRED.

     The affirmative vote of two-thirds of the votes cast by the holders of the outstanding Solect Common Shares entitled to be cast is the only vote of the holders of any class or series of Solect's capital stock or of any securities convertible into or exchangeable for such capital stock (including, without limitation, the Solect Options and the Solect Convertible Securities) necessary to approve the Share Restructuring Plan and there are no agreements between Solect and any of the holders of the outstanding securities of Solect or among any of such holders that relate in any manner to the procedure for such voting which have not been waived.

2.22  AMENDMENT TO SOLECT OPTION PLANS.

     The Board of Directors of Solect has, on or before the date hereof, adopted an amendment to the Solect Option Plans, conditional on the Share Restructuring Plan taking effect, to provide for the exchange of the Solect Options as contemplated by Section 1.2 hereof, and no other action on the part of Solect shareholders or the holders of Solect Options is required to effect such amendment.

2.23  DISCLOSURE.

     No representation or warranty made by Solect in this Agreement, nor any document, written information, financial statement, certificate or Exhibit






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prepared and furnished or to beprepared and furnished by Solect or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains any untrue statement of a material fact when made, or omitted to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were made or furnished.

2.24  FAIRNESS AND EQUIVALENCY OPINIONS.

     Solect's Board of Directors has received a written opinion from Morgan Stanley that (i) the Exchange Ratio is fair to Solect's shareholders from a financial point of view; (ii) an Exchangeable Share represents a participating security of Solect of equivalent value to a Solect Common Share for the purposes of the definition of a "going private transaction" in OSC Policy 9.1, (iii) the ancillary rights granted to a holder of Solect Common Shares in connection with the Share Restructuring Plan, the Registration Rights Agreement (as defined in
Section 6.2) and the call rights granted by such holders are of nominal value and (iv) the substitution of Amdocs Ordinary Shares for Solect Common Shares upon the exercise of options does not materially adversely affect the optionholders.

2.25  RESTRICTIONS ON BUSINESS ACTIVITIES.

     There is no material agreement, judgment, injunction, order or decree binding upon Solect or any Solect Subsidiary that has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Solect or any Solect Subsidiary, any acquisition of property by Solect or any Solect Subsidiary or the conduct of business by Solect or any Solect Subsidiary as currently conducted.

2.26  BOOKS AND RECORDS.

     (a)  The books, records and accounts of Solect and the Solect Subsidiaries
          (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Solect and the Solect Subsidiaries and
          (iii) accurately and fairly reflect the basis for Solect's financial statements. Solect has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that
          (A) transactions are executed in accordance with management's general or specific authorization; and (B) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with Canadian GAAP, US GAAP or any other criteria applicable to such statements and (2) to maintain accountability for assets.

     (b) The minute books of Solect and the Solect Subsidiaries which have been provided to Amdocs contain accurate and complete copies of the minutes of every meeting of their respective shareholders and Boards of Directors and any committee thereof since their incorporation. No resolutions have been passed, enacted, consented to or adopted by the Board of Directors or any committee thereof or shareholders of Solect or the Solect Subsidiaries, except for those contained in such minute books, which accurately reflect all material transactions referred to in such minutes. The corporate records of Solect and the Solect Subsidiaries are up to date and have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all material respects.

2.27  CUSTOMERS.

     (a) Except as set forth in Section 2.27 of the Solect Disclosure Letter, since January 1, 1999, neither Solect nor any of the Solect Subsidiaries has lost its relationship with any of its material customers. Neither Solect nor any of the Solect Subsidiaries has been notified that it will lose or might lose, or suffer any diminution in, its relationship with any such customers. No representative of any such material customer has notified either Solect or any of the Solect Subsidiaries that, in the event of a sale or change of control of Solect, either Solect or any Solect Subsidiary would lose, or suffer any diminution in, its relationship with any such material customer nor does Solect expect any such loss or diminution.

     (b) Except as set forth in Section 2.27 of the Solect Disclosure Letter, Solect has received no material customer complaints concerning its products and/or services, nor has it had any of its products returned by a purchaser thereof, other than for minor, non-recurring warranty problems.

2.28  COMPETITION ACT.

     Solect and its affiliates do not have assets in Canada that exceed CDN$300 million in aggregate value and did not have gross revenues from sales in, from or into Canada, that exceed CDN$300 million in aggregate value, determined for purposes of and in the manner prescribed by the Competition Act (Canada) and the Notifiable Transactions Regulations promulgated thereunder.

2.29  INVESTMENT CANADA MATTERS.

     Neither Solect nor any of the Solect Subsidiaries provides any financial services or transportation services and does not carry on a "cultural business" within the meaning of the Investment Canada Act, and the value of the assets of

Solect and of all other entities in Canada the control of which is acquired, directly or indirectly, for the purposes of the Investment Canada Act is less than CDN$192 million.

2.30  YEAR 2000 PROBLEM.

     Solect has reviewed its operations and has inquired of third parties with which Solect and the Solect Subsidiaries have a material relationship to evaluate the extent to which the business or operations of Solect and the Solect Subsidiaries will be affected by the Year 2000 Problem. As a result of such review and inquiries, Solect has no reason to believe, and does not believe, that the Year 2000 Problem will have a Material Adverse Effect on Solect or result in any material loss or interference with any of the business or operations of Solect and the Solect Subsidiaries. The "Year 2000 Problem" as used herein means any significant risk that computer hardware or software used in the receipt, transmission, processing, manipulation, storage, retrieval, retransmission or other utilization of data or in the operation of mechanical or electrical systems of any kind will not, in the case of dates or time periods occurring after December 31, 1999, function at least as effectively as in the case of dates or time periods occurring prior to January 1, 2000.

2.31  SOLECT CREDITORS.

     Section 2.31 of the Solect Disclosure Letter sets forth the names of all the material creditors ("Creditors"), whether secured or unsecured, of Solect and the Solect Subsidiaries, and the amounts owed or reasonably estimated to be owed to each of the Creditors and the names and business addresses of all the persons who are known to Solect to have asserted claims against Solect or the Solect Subsidiaries even though such claims are disputed and the amounts of such disputed claims.

2.32  ACCOUNTS RECEIVABLE.

         All accounts receivable of Solect and the Solect Subsidiaries, whether reflected in the Solect Financial Statements or otherwise, represents sales actually made in the ordinary course of business pursuant to Canadian GAAP, and are current and collectible net of any reserves shown on such balance sheet (which reserves are adequate and were calculated consistently with past practices and Canadian GAAP).

2.33  SALES OF SOLECT SECURITIES.

     Neither Solect nor anyone acting on its behalf has offered securities of Solect or any part thereof or any similar securities for issuance or sale to, or solicited any offer to acquire any of such securities from, anyone so as to render the issuance and sale of any such securities not exempt from the registration requirements of all applicable securities laws. None of the Solect

Common Shares, Solect Convertible Securities or Solect Options have been offered or sold in such a manner as to make the issuance and sale of such shares not exempt from such registration requirements, and all such securities have been offered and sold in compliance with all applicable securities laws.

2.34  ABSENCE OF QUESTIONABLE PAYMENTS.

     Neither of Solect nor any of the Solect Subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of Solect or any of the Solect Subsidiaries has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in connection with Solect's business. Neither Solect, nor any of the Solect Subsidiaries or any current director, officer, agent, employee or other person acting on behalf of Solect or any of the Solect Subsidiaries has accepted or received any unlawful contributions, payments, gifts or expenditures in connection with Solect's business.


3.   REPRESENTATIONS AND WARRANTIES OF AMDOCS, AMDOCS PARENTCO AND AMDOCS HOLDCO

     Amdocs acknowledges that it and its representatives have conducted certain due diligence reviews of Solect and the Solect Subsidiaries based on materials provided by Solect and the Solect Subsidiaries to Amdocs and its representatives and interviews with selected employees or customers of Solect and the Solect Subsidiaries made available to Amdocs and its representatives by Solect and the Solect Subsidiaries, but such due diligence in no way limits the obligations of Solect with respect to the foregoing representations and warranties by Solect, nor does it in any way limit the right of Amdocs, Amdocs Parentco or Amdocs Holdco to pursue any action with respect to a breach of such representations or warranties or a material misstatement by Solect in such representations and warranties or the Solect Disclosure Letter to the extent set forth in the Escrow Agreement, including without limitation any rights of indemnification thereunder.

     Except as set forth in a letter dated the date of this Agreement and delivered by Amdocs to Solect concurrently herewith (the "Amdocs Disclosure Letter"), Amdocs, Amdocs Parentco and Amdocs Holdco jointly and severally represent and warrant to Solect that:

3.1  ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER.

     Each of Amdocs, Amdocs Management Limited ("Amdocs Management"), Amdocs Parentco and Amdocs Holdco and each corporation, partnership, company, joint venture and other entity in which Amdocs beneficially owns or controls, directly or indirectly, more than 50% of the equity, voting rights, profits interest, capital or other similar interest thereof and which would be a "significant subsidiary" for purposes of Rule 1-02(w) of Regulation S-X under the United States Securities Exchange Act of 1934, as amended (the "Amdocs Subsidiaries") is duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction of its formation, has all requisite corporate power and authority and is in possession of all material Approvals necessary to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect on Amdocs. Amdocs has delivered to Solect's counsel complete and correct copies of the memorandum of association and articles of association (or other similar organizational documents) of each of Amdocs, Amdocs Parentco and Amdocs Holdco, as amended to the date of this Agreement. Neither Amdocs, Amdocs Parentco nor Amdocs Holdco is in violation of its memorandum of association or articles of association or equivalent organizational documents.

     Each of Amdocs Parentco, Amdocs Management and Amdocs Holdco is a wholly owned direct or indirect subsidiary of Amdocs.

3.2  CAPITAL STRUCTURE.

     (a) STOCK AND OPTIONS. The authorized share capital of Amdocs consists of 500,000,000 Amdocs Ordinary Shares, of which 182,092,140 shares were issued and outstanding as of February 22, 2000 (the "Measurement Date"), 50,000,000 non-voting Amdocs Ordinary Shares, par value L0.01, of which 24,210,073 shares were issued and outstanding as of the Measurement Date, and 25,000,000 Amdocs Preferred Shares, of which there were no shares outstanding as of the Measurement Date. As of the Measurement Date, no Amdocs Ordinary Shares were held by Amdocs in treasury. An aggregate of 13,300,000 Amdocs Ordinary Shares are reserved and authorized for issuance pursuant to the Amdocs 1998 Stock Option and Incentive Plan, as amended, in respect of which options to purchase a total of 7,543,404 Amdocs Ordinary Shares were outstanding as of the Measurement Date. An aggregate of 1,102,955 Amdocs Ordinary Shares are reserved and authorized for issuance pursuant to options assumed in connection with the acquisition of International Telecommunication Data Systems, Inc., in respect of which options to purchase a total of 871,964 Amdocs Ordinary Shares were outstanding as of the Measurement Date. All issued and outstanding Amdocs Ordinary Shares and all issued and outstanding shares of the capital stock of each of the Amdocs Subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable, are not subject to any preemptive rights or right of rescission, and have been offered, issued, sold and delivered by Amdocs in compliance with all registration, qualification and prospectus requirements (or applicable exemptions therefrom) of applicable securities laws. Except as set forth in Section 3.2 of the Amdocs Disclosure Letter, Amdocs does not have any material subsidiaries or any material equity interest, direct or indirect, in any corporation, partnership, joint venture or other business entity. Except as set forth in Section 3.2 of the Amdocs Disclosure Letter or as disclosed in the Amdocs SEC Documents (as defined below) filed prior to the date of this Agreement, all of the shares of capital stock of the Amdocs Subsidiaries are owned by Amdocs or an Amdocs Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Amdocs' voting rights, charges or other encumbrances of any nature whatsoever.

     (b) NO OTHER COMMITMENTS. Except as disclosed in the Amdocs SEC Documents filed prior to the date of this Agreement, and except for the obligations of Amdocs under this Agreement, there are no options, warrants, calls, rights (including, without limitation, stock appreciation rights), commitments, conversion rights or agreements of any character to which Amdocs or any of the Amdocs Subsidiaries is a party or by which Amdocs or any of the Amdocs Subsidiaries is bound obligating Amdocs or any of the Amdocs Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of Amdocs or any of the Amdocs Subsidiaries or securities convertible into or exchangeable for shares of capital stock of Amdocs or any of the Amdocs Subsidiaries, or obligating Amdocs or any of the Amdocs Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment, conversion right or agreement. There are no voting trusts or other agreements or understandings to which Amdocs is a party with respect to the voting of the capital stock of Amdocs or any of the Amdocs Subsidiaries.

     (c) REGISTRATION RIGHTS. Except as disclosed in the Amdocs SEC Documents filed prior to the date of this Agreement, Amdocs is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that it may subsequently issue.

3.3  AUTHORITY.

     (a) CORPORATE ACTION. Each of Amdocs, Amdocs Parentco and Amdocs Holdco has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Amdocs, Amdocs Parentco and Amdocs Holdco of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each such party of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each such party. This Agreement has been duly executed and delivered by each of Amdocs, Amdocs Parentco and Amdocs Holdco and is, and the Ancillary Agreements to which it is a party when executed and delivered in accordance with the terms hereof shall be, valid and binding obligations of each such party enforceable in accordance with their respective terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     (b) NO CONFLICT. Neither the execution, delivery and performance of this Agreement by each of Amdocs, Amdocs Parentco or Amdocs Holdco, nor the consummation of the transactions contemplated hereby or thereby by each such party nor compliance with the provisions hereof or thereof by each such party will: (i) conflict with, or result in any violation of the memorandum of association or articles of association or similar organizational documents of Amdocs or any of the Amdocs Subsidiaries; or (ii) result in any breach or violation of or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Amdocs or any of the Amdocs Subsidiaries under, any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement, judgment, order, decree, statute, law, ordinance, rule, license, permit or regulation applicable to Amdocs or any of the Amdocs Subsidiaries or their respective properties or assets, other than any such breaches, defaults, losses, liens, security interests, charges or encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on Amdocs.

     (c) GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained by Amdocs or any of the Amdocs Subsidiaries in connection with the execution and delivery of this Agreement or the Share Restructuring Plan or the consummation of the transactions contemplated hereby or thereby, except for: (i) filing with the SEC of such reports and information under the United States Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (ii) required filings with Industry Canada and appropriate documents with the relevant authorities of other states in which Amdocs is qualified to do business; (iii) such filings, authorizations, orders and approvals as may be required under state "control share acquisition," "anti-takeover" or other similar statutes and regulations (collectively, "State Takeover Laws"); (iv) such filings, authorizations, orders and approvals as may be required under foreign laws, state securities laws and the New York Stock Exchange (the "NYSE") and the National Association of Security Dealers (the "NASD"); (v) such filings and notifications as may be necessary under the HSR Act; (vi) as contemplated by the Registration Rights Agreement (as defined in Section 6.2(b) hereof); and (vi) where the failure to obtain such consents, approvals, etc., would not prevent or delay the consummation of the Arrangement or otherwise prevent Amdocs from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect on Amdocs.

3.4  SEC DOCUMENTS AND FINANCIAL STATEMENTS.

     (a) SEC DOCUMENTS. Amdocs has delivered or made available to Solect's counsel complete and correct copies of each report, schedule, effective registration statement and definitive proxy statement (other than preliminary material) filed by Amdocs with the SEC or the NYSE on or after January 1, 1998 (the "Amdocs SEC Documents"), which are all the documents that Amdocs was required to file with the SEC on or after such date. As of their respective dates or, in the case of registration statements, their effective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), none of the Amdocs SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Amdocs SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder. Amdocs has filed all documents and agreements that were required to be filed as exhibits to the Amdocs SEC Documents.

     (b) FINANCIAL STATEMENTS. The financial statements of Amdocs included in the Amdocs SEC Documents complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with US GAAP applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of the unaudited statements, as permitted by US GAAP) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal, year-end audit adjustments) the consolidated financial position of Amdocs and its consolidated Amdocs Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

3.4a  INFORMATION SUPPLIED.

     None of the information supplied or to be supplied by Amdocs to Solect for inclusion or incorporation by reference in the Information Statement will, at the date the Information Statement is mailed to the stockholders of Solect and at the time of the Solect Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to Amdocs or any of its affiliates, officers or directors should be discovered by Amdocs that should be set forth in an amendment to the Information Statement, Amdocs shall promptly inform Solect and shall coordinate with Solect in effecting the delivery of such amendment or supplement as promptly as practicable.

3.5  COMPLIANCE WITH APPLICABLE LAWS.

     The businesses of Amdocs and the Amdocs Subsidiaries are not being conducted in violation of any law, ordinance, regulation, rule or order of any Governmental Entity where such violation would have a Material Adverse Effect on Amdocs. Except as disclosed in the Amdocs Disclosure Letter, Amdocs has not been notified by any Governmental Entity that any investigation or review with respect to Amdocs or any of the Amdocs Subsidiaries is pending or threatened, nor has any Governmental Entity notified Amdocs of its intention to conduct the same. Amdocs and the Amdocs Subsidiaries have all material permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, and are in material compliance with all such permits, licenses and franchises, except for those whose absence would not have a Material Adverse Effect on Amdocs.

3.6  LITIGATION.

     Except as disclosed in the Amdocs SEC Documents filed prior to the date of this Agreement, there is no suit, action, arbitration, demand, claim or proceeding pending or, to the knowledge of Amdocs, threatened against Amdocs or any of the Amdocs Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Amdocs; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Amdocs or any of the Amdocs Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Amdocs. Amdocs has made available to Solect correct and complete copies of all auditors response letters prepared by its counsel for Amdocs' auditors in connection with the last two completed audits of Amdocs' financial statements and any such correspondence since the date of the last such audit.

3.7  ERISA AND EMPLOYEE BENEFITS.

     (a) The Amdocs Disclosure Letter identifies each "employee benefit plan," as defined in Section 3(3) of ERISA (collectively, the "Amdocs Employee Plans"). All Amdocs Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in Section 3(2) of ERISA (collectively, the "Amdocs Pension Plans"), are identified as such in the Amdocs Disclosure Letter. All contributions due from Amdocs or any of the Amdocs Subsidiaries through the Effective Time with respect to any of the Amdocs Employee Plans has been or will be timely made as required under ERISA or any other applicable legislation or have been accrued on Amdocs' or any such Amdocs Subsidiary's financial statements as of December 31, 1999. Each Amdocs Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Amdocs Employee Plans.

     (b) No Amdocs Pension Plan constitutes, or has since the enactment of ERISA constituted, a "multiemployer plan," as defined in Section 3(37) of ERISA. No Amdocs Pension Plans are subject to Title IV of ERISA. No "prohibited transaction," as defined in Section 406 of ERISA or
          Section 4975 of the Code, has occurred with respect to any Amdocs Employee Plan which is covered by Title I of ERISA which would result in a material liability to Amdocs and the Amdocs Subsidiaries taken as a whole, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Amdocs Employee Plan has or will make Amdocs or any officer or director of Amdocs subject to any material liability under Title I of ERISA or liable for any material Tax or penalty pursuant to sections 4972, 4975, 4976 or 4979 of the Code or Section 502 of ERISA.

     (c)  Any Amdocs Pension Plan which is intended to be qualified under
          Section 401(a) of the Code (an "Amdocs 401(a) Plan") is so qualified and has been so qualified during the period from its adoption to date, and the trust forming a part thereof is exempt from tax pursuant to
          Section 501(a) of the Code. Amdocs has delivered to Solect or its counsel a complete and correct copy of the most recent Internal Revenue Service determination letter with respect to each Amdocs 401(a) Plan.

     (d) Each Amdocs plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors (collectively "Amdocs Benefit Arrangements") has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Amdocs Benefit Arrangement.

     (e) There has been no amendment to, written interpretation or announcement (whether or not written) by Amdocs or any of the Amdocs Subsidiaries relating to, or change in employee participation or coverage under, any Amdocs Employee Plan or Amdocs Benefit Arrangement that would increase materially the expense of maintaining such Amdocs Employee Plan or Amdocs Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended September 30, 1999.

     (f) Amdocs has provided, or will have provided prior to the Closing, to individuals entitled thereto all required notices and coverage pursuant to Section 4980B of COBRA, with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, and no material Tax payable on account of Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of Amdocs or any of the Amdocs Subsidiaries.

     (g) No benefit payable or which may become payable by Amdocs or any of the Amdocs Subsidiaries pursuant to any Amdocs Employee Plan or any Amdocs Benefit Arrangement or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

     (h) Amdocs and each Amdocs Subsidiary is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters.






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



     (i) Amdocs and each Amdocs Subsidiary believes it has good labor relations; nothing has come to Amdocs' attention as a result of the negotiation or entering into this Agreement that would lead Amdocs to believe that the consummation of the transactions contemplated hereby will have a material adverse effect on labor relations; and neither Amdocs nor any Amdocs Subsidiary has any knowledge that any of its or their key employees intends to leave its or their employ.

3.8  ABSENCE OF UNDISCLOSED LIABILITIES.

     At December 31, 1999 (the "Amdocs Balance Sheet Date"), (i) neither Amdocs nor any of the Amdocs Subsidiaries had any liabilities or obligations of any nature (matured or unmatured, fixed or contingent) which were material to Amdocs and the Amdocs Subsidiaries, taken as a whole, and were not provided for in the consolidated balance sheet of Amdocs at the Amdocs Balance Sheet Date, a copy of which is attached hereto as Exhibit 3.8 (the "Amdocs Balance Sheet"); and (ii) all reserves established by Amdocs and set forth in the Amdocs Balance Sheet were reasonably adequate. The consolidated balance sheet of Amdocs and the Amdocs Subsidiaries, as of the Amdocs Balance Sheet Date, and the consolidated statement of operations, changes in shareholders' equity and cash flows for the twelve months ended on the Amdocs Balance Sheet Date were prepared on substantially the same basis as the balance sheet as of September 30, 1999 and the related statements of operations, changes in Shareholders' equity and cash flows as of the twelve months ended September 30, 1999.

3.9  ABSENCE OF CERTAIN CHANGES OR EVENTS.

     Except as disclosed in the Amdocs SEC Documents filed prior to the date of this Agreement, since the Amdocs Balance Sheet Date, Amdocs and the Amdocs Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses and there has not occurred:

     (a) any change in the financial condition, properties, assets, liabilities, businesses, operations, results of operations or prospects of Amdocs and the Amdocs Subsidiaries, taken as a whole that could reasonably be expected to have a Material Adverse Effect on Amdocs;

     (b) any amendments or changes in the memorandum or articles of association of Amdocs;

     (c) any damage, destruction or loss, whether covered by insurance or not, that could reasonably be expected to have a Material Adverse Effect on Amdocs;

     (d) any redemption, repurchase or other acquisition of Amdocs Ordinary Shares by Amdocs (other than the repurchase of unvested shares at cost pursuant to arrangements with terminated employees or consultants), or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Amdocs Ordinary Shares;

     (e) any material alteration in any term of any outstanding security of Amdocs;

     (f) any change by Amdocs in its accounting methods, principles or practices; or

     (g) any agreement or arrangement made by Amdocs to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made unless otherwise disclosed.

3.10  NO DEFAULTS.

     Neither Amdocs nor any of the Amdocs Subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a default by Amdocs or any of the Amdocs Subsidiaries under, any contract or agreement to which Amdocs or any of the Amdocs Subsidiaries is a party and which would, if terminated or modified, be reasonably likely to have a Material Adverse Effect on Amdocs.

3.11  TAXES.

     Amdocs and each of the Amdocs Subsidiaries have timely filed, or caused to be filed, all Tax Returns required to be filed by them (all of which returns were correct and complete in all material respects) and have paid or withheld, or caused to be paid or withheld, all Taxes that are due and payable, and Amdocs has provided adequate accruals in accordance with US GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. Since the Amdocs Balance Sheet Date, no material Tax liability has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business. Amdocs and the Amdocs Subsidiaries have withheld from all payments made by them, or otherwise collected, and have remitted all amounts in respect of Taxes required to be withheld, collected or remitted by them to the applicable governmental authority within the required time periods. Neither Amdocs nor any of the Amdocs Subsidiaries has any liability for the Taxes of any other person, corporation, partnership, trust or other taxpayer. Except as set forth in Section 3.11 of the Amdocs Disclosure Letter, there are no audits or investigations in progress, pending or threatened by any Taxing Authority, against Amdocs, any Amdocs Subsidiary or any of the assets of Amdocs or any Amdocs Subsidiary, and neither Amdocs nor any Amdocs Subsidiary has received any notification that any material issues have been raised (and are currently pending) by any Taxing Authority in connection with any of the Tax Returns referred to above, and no waivers of statutes of limitations have been given or requested with respect to Amdocs or any of the Amdocs Subsidiaries. All liability of Amdocs and the Amdocs Subsidiaries for Taxes has been assessed, or the applicable statute of limitations period has expired, for all fiscal years up to and including the fiscal year ending September 30, 1996. There are no material proposed (but unassessed) additional Taxes, none have been asserted and no Tax liens have been filed other than for Taxes not yet due and payable. None of Amdocs or any of the Amdocs Subsidiaries
(i) has made an election to be treated as a "consenting corporation" under
Section 341(f) of the Code or (ii) is a "personal holding company" within the meaning of Section 542 of the Code.

3.12  INTELLECTUAL PROPERTY.

     Except in each case as disclosed in the Amdocs SEC Documents filed prior to the date of this Agreement:

     (a) Amdocs and the Amdocs Subsidiaries own, or have the right to use, sell or license all material Intellectual Property Rights necessary or required for the conduct of their respective businesses as presently conducted (such Intellectual Property Rights being hereinafter collectively referred to as the "Amdocs IP Rights") and such rights to use, sell or license are reasonably sufficient for such conduct of their respective businesses;

     (b) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any assignment, conveyance or agreement governing any Amdocs IP Right (the "Amdocs IP Rights Agreements"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Amdocs IP Right or materially impair the right of Amdocs and/or the Amdocs Subsidiaries to use, sell or license any Amdocs IP Right or portion thereof (except where such breach, forfeiture or termination would not have a Material Adverse Effect on Amdocs);

     (c) neither the manufacture, marketing, license, sale or lawful use of any product currently licensed or sold by Amdocs or any of the Amdocs Subsidiaries or currently under development by Amdocs or any of the Amdocs Subsidiaries violates any license or agreement between Amdocs or any of the Amdocs Subsidiaries and any third party or infringes any Intellectual Property Right of any other party; and there is no pending or, to the knowledge of Amdocs, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Amdocs IP Right nor, to the knowledge of Amdocs, is there any basis for any such claim, nor has Amdocs received any notice asserting that any Amdocs IP Right or the proposed use, sale, license






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



          or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the knowledge of Amdocs, is there any basis for any such assertion, except to the extent that such violation(s), or notice or basis therefor, have not had and could not reasonably be expected to have, a Material Adverse Effect on Amdocs; and

     (d) Amdocs has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material Amdocs IP Rights. All officers, employees and consultants of Amdocs or any of the Amdocs Subsidiaries have executed and delivered to Amdocs or the Amdocs Subsidiary an agreement regarding the protection of proprietary information. No current or prior officers, employees or consultants of Amdocs have claimed an ownership interest in any Amdocs IP Rights as a result of having been involved in the development of such property while employed by or consulting to Amdocs, or otherwise.

3.13  INSURANCE.

     Amdocs and the Amdocs Subsidiaries maintain and at all times since January 1, 1996 have maintained fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance that Amdocs believes to be reasonably prudent for its business.

3.14  OWNERSHIP OF PROPERTY.

     Except (a) as disclosed in the Amdocs SEC Documents filed prior to the date of this Agreement, (b) for liens for current Taxes not yet delinquent or (c) for liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, Amdocs and each of the Amdocs Subsidiaries have good and marketable title to all of their respective real and personal property (other than property as to which it is lessee, in which case it has a valid leasehold interest) and own all of such property free and clear of all security interests, mortgages, liens, charges, claims, options and encumbrances. All real and tangible personal property of Amdocs and each of the Amdocs Subsidiaries is generally in good repair and is operational and usable in the operations of Amdocs or the Amdocs Subsidiaries, subject to ordinary wear and tear and subject to technical obsolescence. Neither Amdocs nor any Amdocs Subsidiary is in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties or has received any notice of violation with which it has not complied, except, in such case, where such violation would not have a Material Adverse Effect on Amdocs.





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




3.15  ENVIRONMENTAL MATTERS.

     (a) To Amdocs' knowledge, during the period that Amdocs and the Amdocs Subsidiaries have leased or owned their respective properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials on, from or under such properties or facilities which could result in a material violation of applicable law. Amdocs has no actual knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to Amdocs or any of the Amdocs Subsidiaries having taken possession of any of such properties or facilities which could result in a material violation of applicable law.

     (b) To Amdocs' knowledge, none of the properties or facilities of Amdocs or the Amdocs Subsidiaries is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that Amdocs or the Amdocs Subsidiaries have owned or leased their respective properties and facilities, neither Amdocs nor any of the Amdocs Subsidiaries nor, to Amdocs' knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials.

     (c) During the time that Amdocs or the Amdocs Subsidiaries have owned or leased their respective properties and facilities, there has been no litigation brought or threatened against Amdocs or any of the Amdocs Subsidiaries by, or any settlement reached by Amdocs or any of the Amdocs Subsidiaries with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

3.16  BOARD APPROVAL.

     The Board of Directors of Amdocs has, as of the date hereof, (i) approved this Agreement, the Ancillary Agreements to which it is a party and the Share Restructuring; (ii) determined that the Share Restructuring is in the best interests of the stockholders of Amdocs and is on terms that are fair to such stockholders; (iii) authorized the issuance of the Amdocs Ordinary Shares to holders of Exchangeable Shares; and (iv) taken all other actions necessary for it to implement the Share Restructuring in accordance with the terms of this Agreement and each of the Ancillary Agreements.

3.17     DISCLOSURE.

     No representation or warranty made by Amdocs in this Agreement, nor any document, written information, financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by Amdocs or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together and read with the Amdocs SEC Documents, contained any untrue statement of a material fact when made, or omitted to state a material fact necessary to make the statements or facts contained herein or therein not misleading in the light of the circumstances under which they were furnished.

3.18  RESTRICTIONS ON BUSINESS ACTIVITIES.

     Except as set forth in the Amdocs SEC Documents filed prior to the date of this Agreement, there is no material agreement, judgment, injunction, order or decree binding upon Amdocs or any Amdocs Subsidiary that has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Amdocs and the Amdocs Subsidiaries (taken as a whole), any acquisition of property by Amdocs or any Amdocs Subsidiary or the conduct of business by Amdocs or any Amdocs Subsidiary as currently conducted.

3.19  BOOKS AND RECORDS.

     The books, records and accounts of Amdocs and its Subsidiaries (a) have been maintained in accordance with good business practices on a basis consistent with prior years, (b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Amdocs and (c) accurately and fairly reflect the basis for the Amdocs Financial Statements. Amdocs has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; and (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with US GAAP or any other criteria applicable to such statements and (B) to maintain accountability for assets.

3.20  YEAR 2000 PROBLEM.

     Amdocs has reviewed its operations and that of any third parties with which Amdocs and the Amdocs Subsidiaries have a material relationship to evaluate the extent to which the business or operations of Amdocs and the Amdocs Subsidiaries will be affected by the Year 2000 Problem. As a result of such review, Amdocs has no reason to believe, and does not believe, that the Year 2000 Problem will have a Material Adverse Effect on Amdocs or result in any material loss or interference with any of the business or operations of Amdocs and the Amdocs Subsidiaries.





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




3.21  SOLECT CUSTOMERS.

     Amdocs has not been notified that Solect or any Solect Subsidiariy will lose or might lose, or suffer any diminution in, its relationship with any of its material customers. No representative of any such material customer has notified Amdocs that, in the event of a sale or change of control of Solect, either Solect or any Solect Subsidiary would lose, or suffer any diminution in, its relationship with any such material customer, nor does Amdocs have any knowledge that would reasonably lead it to expect any such loss or diminution.

3.22  AMDOCS ORDINARY SHARES.

     The Amdocs Ordinary Shares, when issued upon exchange of the Exchangeable Shares or upon exercise of any Amdocs Option or Solect Options in accordance with the terms of this Agreement or the Share Restructuring Plan, will be validly issued, fully paid and nonassessable and will be free and clear of all liens, charges, restrictions, claims and encumbrances.

3.23  COMPETITION ACT.

     Amdocs and its affiliates do not have assets in Canada that exceed CDN$99 million in aggregate value and did not have gross revenues from sales in, from or into Canada, that exceed CDN$99 million in aggregate value, determined for purposes of and in the manner prescribed by the Competition Act (Canada) and the Notifiable Transactions Regulations promulgated thereunder.

3.24  INVESTMENT CANADA ACT AND COMPETITION ACT (CANADA).

     Assuming that the representations and warranties of Solect in Sections 2.28 and 2.29 are true and correct, as of the date hereof the transaction contemplated by this Agreement is not pre-notifiable under the Investment Canada Act and the Competition Act (Canada). As of the date hereof, Amdocs is a "WTO Investor" within the meaning of the Investment Canada Act.

3.25  SPECIFIED FINANCIAL INSTITUTION/PFIC.

     None of Amdocs, Amdocs Parentco and Amdocs Holdco is a "specified financial institution" or a specified person in relation to such an institution for purposes of subsection 112(2.2) of the ITA or a "passive foreign investment company" for purposes of Section 1297 of the Code.






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



4.   SOLECT COVENANTS

4.1  ADVICE OF CHANGES.

     During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Solect will promptly advise Amdocs in writing (a) of any event occurring subsequent to the date of this Agreement which becomes known to Solect that would render any representation or warranty of Solect contained in this Agreement, if made on or as of the date of such event or the Effective Time, untrue, inaccurate or incomplete in any material respect, (b) of any Material Adverse Effect on Solect and the Subsidiaries of Solect, taken as a whole, which becomes known to Solect, and (c) of any material breach by Solect of any covenant or agreement contained in this Agreement. After the end of each monthly and quarterly accounting period ending after the date of this Agreement and before the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Solect shall deliver to Amdocs (i) within thirty-five days after the end of each monthly accounting period, an unaudited consolidated statement of income for Solect and the Solect Subsidiaries and an unaudited unconsolidated balance sheet, statement of operations and statement of changes in financial position for Solect and each of the Solect Subsidiaries and
(ii) within forty-five days after the end of each quarterly accounting period, an unaudited consolidated balance sheet, statement of operations and statement of changes in financial position for Solect, all of which financial statements shall be prepared in the ordinary course of business, in Canadian dollars and in accordance with Solect's books and records and Canadian GAAP, and shall fairly present the consolidated financial position of Solect and the Solect Subsidiaries as of their respective dates and the results of Solect's and the Solect Subsidiaries' operations for the periods then ended.

4.2  MAINTENANCE OF BUSINESS.

     During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Solect will use, and will cause each of the Solect Subsidiaries to use, all commercially reasonable efforts to carry on and preserve its business and its relationships with customers, suppliers, employees, consultants and others in substantially the same manner as it has prior to the date hereof. If Solect or any of the Solect Subsidiaries becomes aware of any material deterioration, or an event that may cause future material deterioration in the relationship with any material customer, supplier or key employee or consultant, Solect will promptly bring such information to the attention of Amdocs in writing and, if requested by Amdocs, Solect will use commercially reasonable efforts to restore the relationship.

4.3  CONDUCT OF BUSINESS.

     During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Solect will continue to conduct its business and use reasonable commercial efforts to maintain its business relationships in the ordinary and usual course and, except as expressly contemplated herein, will not, without the prior consent of Amdocs, which will not be unreasonably withheld:

     (a)  borrow any money;

     (b)  enter into any transaction not in the ordinary course of its business;

     (c) encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice;

     (d) dispose of any portion of its assets except in the ordinary course of business consistent with past practice;

     (e) enter into any material lease or contract for the purchase or sale or license of any property, real or personal, except in the ordinary course of business consistent with past practice;

     (f) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

     (g) pay (or make any oral or written commitments or representations to pay) any bonus, increased salary or special remuneration to any director, officer, employee or consultant (except for normal salary increases and bonuses to employees and consultants consistent with past practices and except pursuant to existing arrangements previously disclosed to Amdocs) or enter into or vary the terms of any employment, consulting or severance agreement with any officers, directors or consultants, pay any severance or termination pay (other than payments made in accordance with plans or agreements existing on the date hereof and disclosed in the Solect Disclosure Letter or as required by applicable law), grant any stock option or issue any restricted stock or other securities, or enter into or modify any agreement or plan or increase benefits of the type described in
          Section 2.7;

     (h) enter into any agreement, arrangement or other transaction with any affiliate or associate of Solect or any Solect Subsidiary other than intercompany agreements, arrangements or other transactions in the ordinary course of business consistent with past practice;

     (i)  change accounting methods;

     (j) revalue any of its assets or properties other than the writing off of accounts receivable in the ordinary course of business;

     (k) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

     (l) amend or terminate any material contract, agreement or license to which it is a party except for those amendments or terminations in the ordinary course of its business, consistent with past practice, which are not material in amount or effect;

     (m) lend any amount to any person or entity, other than (i) advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice and documented by receipts for the claimed amounts or (ii) any loans pursuant to any Solect Employee Plan which is intended to be qualified under Section 401(a) of the Code;

     (n) guarantee or act as a surety for any obligation except for obligations in amounts that are not material in the aggregate;

     (o) waive or release any right or claim except for the waiver or release of non-material rights or claims in the ordinary course of business, consistent with past practice or the waiver or release of rights or claims set forth in the Solect Disclosure Letter;

     (p) issue or sell any shares of its capital stock of any class (except for the issuance of Solect Common Shares upon the exercise of Solect Options or the conversion or exercise of Solect Convertible Securities currently outstanding), or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities or other commitments to issue shares of capital stock, or accelerate the vesting of any outstanding option or other security except as otherwise contemplated herein or in the Ancillary Agreements or the Share Restructuring Plan;

     (q) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization or agreement affecting the number or rights of outstanding shares of its capital stock of any class or affecting any other of its securities;

     (r) merge, consolidate or reorganize with, or acquire any entity or any interest in any entity, or enter into any agreement to do any of the foregoing;

     (s) amend its articles of incorporation or bylaws except as contemplated by this Agreement;

     (t) license any Solect IP Rights except in the ordinary course of business consistent with past practice;

     (u)  grant any exclusive distribution rights;

     (v) agree to any audit assessments by any Tax authority in excess of $100,000 in the aggregate;

     (w) change any insurance coverage or issue any certificates of insurance except in the ordinary course of business consistent with past practice;

     (x) implement any change in its accounting principles, practices or methods, other than as may be required by Canadian GAAP and/or US GAAP; or

     (y) agree to do, or permit any Solect Subsidiary to do or agree to do, or enter into negotiations with respect to, any of the things described in the preceding clauses in this Section 4.3.

4.4  SHAREHOLDER APPROVAL.

     Within 31 days after the date hereof, Solect shall take all action necessary, subject to and in accordance with applicable law, its articles of continuance and bylaws and any outstanding shareholder agreements, to obtain the approval and adoption of this Agreement, the Share Restructuring Plan (including the articles of amendment giving effect thereto) and related matters by Solect's shareholders. Solect shall provide to Amdocs reasonable opportunity to review and comment on any material (collectively, the "Information Statement") proposed to be mailed to Solect's shareholders and/or other security holders in connection with the foregoing approval. Such approval has been recommended by Solect's Board of Directors and management. Concurrently with the execution of this Agreement, Southwest Sun, Inc., KL Group, Inc., Kevin Kimsa, TCV Solect (A) SRL, TCV Solect (B) SRL, TCV Solect (C) SRL, Science Applications International Corporation, BCS Investment SRL, WPG Networking-Software SRL and Morgan Stanley Dean Witter Equity Funding, Inc. (collectively, the "Solect Principal Securityholders") have executed a Principal Securityholders' Agreement in the form of Exhibit 4.4 (the "Securityholder Agreement"), agreeing, among other things, (i) if such security holder holds Solect Convertible Securities, to exercise or convert such securities into Solect Common Shares prior to the Effective Time, (ii) to vote in favor of the Share Restructuring Plan and the trans actions contemplated by this Agreement, (iii) to take all action necessary to waive any notice or other time periods contemplated by any agreement that could result in a delay of the date of the shareholders meeting required to approve the transactions contemplated hereby or that could otherwise result in a delay of the consummation of the transactions contemplated hereby, and (iv) to terminate the Shareholders Agreement, the Investor's Rights Agreement and the Management Rights Agreement (as such terms are defined in Article 8) upon the Effective Date.

4.5  REPRESENTATION AGREEMENTS

     Solect shall use commercially reasonable efforts to obtain from each of its securityholders an agreement in the forms (with respect to holders of Solect Common Shares and options in the capital of Solect, as applicable) of Exhibit
4.5 (each, a "Representation Agreement"), whereby each securityholder makes certain investment representations and acknowledges certain restrictions under applicable securities laws on the resale of the securities issuable pursuant to the Share Restructuring Plan.

4.6  REGULATORY APPROVALS.

     Solect will promptly execute and file, or join in the execution and filing of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, which may be reasonably required, or which Amdocs may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Solect will use its commercially reasonable efforts to promptly obtain all such authorizations, approvals and consents. Without limiting the generality of the foregoing, as promptly as practicable after the execution of this Agreement, Solect shall file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "DOJ"), a pre-merger notification report under the HSR Act and shall make such filings, if any, as are necessary under the Investment Canada Act and the Competition Act (Canada).

4.7  NECESSARY CONSENTS.

     During the term of this Agreement, Solect will use commercially reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in Section 4.6 (including, without limitation, those consents and actions set forth in Section
8) to allow the consummation of the transactions contemplated hereby and to allow Solect to carry on its business after the Effective Time.

4.8  ACCESS TO INFORMATION.

     Solect will allow Amdocs and its agents reasonable access to the files, books, records and offices of Solect and each Solect Subsidiary, including, without limitation, any and all information relating to Solect's and each Solect Subsidiary's Taxes, commitments, contracts, leases, licenses, products, Solect IP Rights, and real, personal and intangible property and financial condition.

Solect will cause its accountants and personnel to cooperate with Amdocs and its agents in making available to Amdocs all financial and other information reasonably requested, including, without limitation, the right to examine all working papers pertaining to all Tax Returns and financial statements prepared or audited by such accountants.

4.9  SATISFACTION OF CONDITIONS PRECEDENT.

     During the term of this Agreement, Solect will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 8 and Solect will use its commercially reasonable efforts to cause the Share Restructuring Plan and the other transactions contemplated by this Agreement to be consummated and shall take such commercially reasonable steps as are appropriate so that the representations and warranties of Solect in this Agreement remain complete and correct on and as of the Closing Date.

4.10 NO OTHER NEGOTIATIONS.

     (a) From and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Solect and the Solect Subsidiaries shall not, and shall not permit their respective officers, employees, representatives, investment bankers, agents and affiliates to, directly or indirectly, (i) solicit, initiate, continue or engage in discussions or negotiations with any person, encourage submission of any inquiries, proposals or offers by, or take any other action intended or designed to facilitate the efforts of any person, other than Amdocs, relating to the possible acquisition of Solect or any of the Solect Subsidiaries (whether by way of arrangement, amalgamation, take-over bid, tender offer, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets (with any such efforts by any such person, including a firm proposal to make such an acquisition, to be referred to as an "Acquisition Proposal"), (ii) provide information with respect to Solect or any of the Solect Subsidiaries, or afford any access to the properties, books or records of Solect or the Solect Subsidiaries, to any person, other than Amdocs, relating to a possible Acquisition Proposal by any person other than Amdocs, (iii) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal by any person, other than by Amdocs, or (iv) enter into an agreement with any person, other than Amdocs, providing for a possible Acquisition Proposal.

     (b) If Solect or any of its Subsidiaries receives any unsolicited offer or proposal to enter negotiations relating to an Acquisition Proposal, or any request for non-public information relating to Solect or any Solect Subsidiary in connection with any Acquisition Proposal, Solect






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          shall immediately notify Amdocs thereof, in writing, including information as to the identity of the party making any such offer proposal or request and the specific terms of such offer proposal or request, as the case may be. Immediately upon receipt by Solect, Solect shall immediately provide Amdocs with a true and complete copy of any Acquisition Proposal or other written communication concerning a possible Acquisition Proposal received from such third party.

     (c) Solect shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Amdocs) conducted heretofore with respect to any of the foregoing, including, without limitation, any discussions or negotiations with third parties regarding the issuance of securities of Solect or other investment(s) in Solect by such third parties whether or not such investments would result in a change of control of Solect. Solect agrees not to release any third party from any confidentiality or standstill agreement with respect to any of the foregoing to which Solect is a party.

     (d) Solect shall use commercially reasonable efforts to ensure that the officers, directors, employees, agents and affiliates of Solect and the Solect Subsidiaries and any bankers, investment bankers or other agents, advisors or representatives retained by Solect are aware of the restrictions described in this Section 4.10, and shall be responsible for any breach of this Section 4.10 by such bankers, investment bankers, officers, directors, employees, agents, advisors, representatives or affiliates.

4.11 COOPERATION.

     Solect and Amdocs have discussed a strategy for approaching existing and prospective customers in an effort to ensure that the business objectives of the transactions contemplated hereby will be achieved and the business of Solect is not harmed during the pendency of such transactions. To the extent permitted by applicable law and the contractual and other legal obligations of Solect and Amdocs to their respective customers, Solect will cooperate with Amdocs and vice versa in developing this strategy and the parties agree to approach customers on a joint basis consistent with the agreed strategy.

4.12 CANADIAN CLEARANCE CERTIFICATES.

     Solect will use commercially reasonable efforts to cause each person who holds, or will hold, a Solect Common Share or a Solect Option immediately prior to the Effective Time to deliver to Solect, at or before such time:






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     (i)  a certificate confirming that such shareholder or option holder is a resident of Canada for the purposes of the ITA; or

     (ii) in the case of a shareholder or option holder who is a non-resident of Canada for the purposes of the ITA: (a) a certificate satisfactory to Solect and Amdocs acting reasonably, issued pursuant to subsection 116(2) or 116(4) of the ITA, with respect to the Solect Common Shares and/or Solect Options exchanged or disposed of, and, in the case of a certificate under subsection 116(2) of the ITA, having as the "certificate limit", as defined in subsection 116(2) of the ITA, an amount no less than the cost (which may be equal to the fair market value of the Exchangeable Shares and cash (if any) received by such holder) to the purchaser of the Solect Common Shares or the Solect Options, as the case may be; and (b) if applicable, a certificate satisfactory to Solect and Amdocs acting reasonably issued pursuant to
          Section 1098 of the Taxation Act (Quebec) or any other analagous certificate required by any other provincial taxing authority. Solect has advised that neither the Solect Common Shares nor the Solect Options constitute Taxable Quebec Property.

     In the case of a holder of Solect Common Shares who is a partnership, Solect will use commercially reasonable efforts to cause the shareholder to also provide a certificate confirming the name and address of each member thereof and the percentage of partnership interest held by each member (which partners and percentages are clearly contemplated in the applicable certificate).

     On any subsequent exchange of Exchangeable Shares for Amdocs Ordinary Shares, Solect acknowledges that the requirements set forth above shall also be applicable.

     In the event that a holder fails to deliver the requisite certificates described above at or before the exchange or disposition of such shares or options, the purchaser of the Solect Common Shares, Solect Options or Exchangeable Shares, as applicable, shall be entitled to deduct and withhold from any consideration otherwise payable to any such holder such amounts as the purchaser is required or permitted to deduct and withhold with respect to such payment under the ITA or any provision of provincial or governmental tax law, in each case, as amended or succeeded; provided that such withheld amount shall not be remitted prior to the date such amount is required by law to be remitted (the "Remittance Date") and where such certificate is delivered prior to the Remittance Date, such withheld amount shall be released to the holder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the shares or options in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority and a receipt evidencing such remittance is delivered to the holder. To the extent that the amount so required or permitted to be deducted or withheld from





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any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, the purchaser, as agent for the holder, is hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to the purchaser to enable it to comply with such deduction or withholding requirement and the purchaser shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale. If the proceeds of such sale are insufficient to fund the required withholding, such holder shall forthwith pay to the purchaser or remit to the applicable taxing authority the deficiency. The holder shall bear all reasonable costs and expenses associated with any sale by the purchaser pursuant to the two immediately preceding sentences.

4.13 INSURANCE POLICIES.

     Neither Solect nor any Solect Subsidiary shall take, or omit to take, any action which would cause any of the insurance policies disclosed in Section 2.16 above to cease to be in full force and effect immediately following the Closing.

4.14 EMPLOYEE RETENTION ARRANGEMENTS.

     Solect agrees that it will implement the employee retention arrangements outlined in the letter dated as of February 28, 2000 (the "Employee Retention Letter") from Amdocs to Solect.

4.15 ESTABLISHMENT OF ESCROW.

     Simultaneously with the execution and delivery of the Escrow Agreement, Solect shall deposit with the Escrow Agent, to be held by the Escrow Agent in the Escrow Fund (as defined in the Escrow Agreement), certificates representing the number of Exchangeable Shares set forth opposite the name of each Stockholder (as defined in the Escrow Agreement) on Schedule I to the Escrow Agreement under the heading "Number of Escrowed Shares", in the name of each such Stockholder and representing in the aggregate 1,170,000 Exchangeable Shares. Each such certificate shall either be duly endorsed in blank by the Stockholder in whose name such certificate is held or accompanied by stock transfer powers duly executed in blank by such Stockholder. Solect agrees to pay the Escrow Agent's fees, expenses and disbursements as provided in Section 9.02 of the Escrow Agreement, and to pay, perform and discharge its indemnity obligations in accordance with Section 4.01(b) of the Escrow Agreement.

4.16 BT AND NOKIA LETTERS.

     Prior to the Effective Date, Solect will enter into (1) an agreement with BT under the terms of which Solect will issue and sell to BT, prior to the Effective Date, 437,500 Solect Common Shares at a price per share of US$10.65 (the "BT Letter") and (2) an agreement among Solect, Nokia, Southwest Sun Inc.,






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Kevin Kimsa and KL Group Inc. under the terms of which (i) Southwest Sun Inc.,
Kevin Kimsa and KL Group Inc. will sell to Nokia, prior to the Effective Date, 437,500 Solect Common Shares at a price per share of US$10.65, and (ii) Nokia will provide its consent pursuant to the Internet Administration Framework System VAR Agreement, dated April 13, 1999, between Solect and Nokia, to the change of control of Solect and waive any and all rights which Nokia may have upon a change of control of Solect.

5.   AMDOCS COVENANTS

5.1  ADVICE OF CHANGES.

     During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Amdocs will promptly advise Solect in writing (a) of any event occurring subsequent to the date of this Agreement which becomes known to Amdocs that would render any representation or warranty of Amdocs, Amdocs Parentco or Amdocs Holdco contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, (b) of any Material Adverse Effect on Amdocs which becomes known to Amdocs, and (c) of any material breach by Amdocs of any covenant or agreement contained in this Agreement. Amdocs will provide Solect a copy of all publicly available materials filed by Amdocs with the SEC or the NYSE promptly after each such filing is made.

5.2  REGULATORY APPROVALS.

     Amdocs will promptly execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign that may be reasonably required, or that Solect may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Amdocs will use its commercially reasonable efforts to promptly obtain all such authorizations, approvals and consents. Without limiting the generality of the foregoing, as promptly as practicable after the execution of this Agreement, Amdocs shall file with the FTC and the DOJ a pre-merger notification report under the HSR Act and shall make such filings, if any, as are necessary or, in the opinion of Amdocs, desirable to be made prior to Closing, under the Investment Canada Act and the Competition Act (Canada).

5.3  NECESSARY CONSENTS.

     During the term of this Agreement, Amdocs, Amdocs Parentco and Amdocs Holdco will use their commercially reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in Section 5.2 to allow the consummation of the transactions contemplated hereby.






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5.4  SATISFACTION OF CONDITIONS PRECEDENT.

     During the term of this Agreement, Amdocs will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 7, and Amdocs will use its commercially reasonable efforts to cause the Share Restructuring Plan and the other transactions contemplated by this Agreement to be consummated and shall take such commercially reasonable steps as are appropriate so that the representations and warranties of Amdocs in this Agreement remain complete and correct on and as of the Closing Date.

5.5  EMPLOYMENT AND EMPLOYEE BENEFITS AFTER THE CLOSING.

     Amdocs hereby agrees that from and after the Closing, and for a period of at least 12 months thereafter, Amdocs will provide to the employees who immediately prior to the Closing were in the employ of Solect or any of the Solect Subsidiaries and who after the Closing remain Solect employees during such 12 month period (the "Employees"), benefits either (i) under Amdocs' employee benefit plans on substantially similar terms as Amdocs employees generally, or (ii) under the Solect Employee Plans substantially similar in the aggregate to those currently provided to the Employees under the Solect Employee Plans. Except as expressly contemplated by this Agreement, Amdocs will, with respect to Solect Options outstanding at the Effective Time, maintain the Solect Option Plans, as heretofore modified by any Solect Board of Directors' resolutions, as in effect on the date hereof.

5.6  EMPLOYEE RETENTION ARRANGEMENTS.

     Amdocs agrees that it will implement the employee retention arrangements outlined in the Employee Retention Letter.

5.7  ISSUANCE AND LISTING OF AMDOCS ORDINARY SHARES

     Amdocs hereby covenants that all Amdocs Ordinary Shares issued (i) upon exchange of the Exchangeable Shares in accordance with their terms and (ii) upon exercise of Amdocs Options in accordance with their terms after the Effective Date, will, when issued, be validly issued, fully paid and non-assessable. Amdocs will cause the Amdocs Ordinary Shares to be issued from time to time upon exchange of the Exchangeable Shares and the exercise of the Amdocs Options to be listed on the NYSE, subject only to official notice of issuance, concurrently with the issuance of the Exchangeable Shares, and will use its best efforts to maintain such listing. As soon as practicable after the Effective Date, Amdocs will file a registration statement covering the issuance of the Amdocs Ordinary Shares issuable upon exercise of the Solect Options and Amdocs Options, and will use its best efforts to have such registration statement declared effective as soon as possible thereafter.






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5.8  CERTAIN TAX FILINGS.

     Amdocs Parentco has filed Form 8832 with the U.S. Internal Revenue Service to be disregarded as an entity for U.S. federal income tax purposes, and such election is effective. Amdocs Holdco shall file Form 8832 with the U.S. Internal Revenue Service to be disregarded as an entity for U.S. federal income tax purposes prior to the Effective Time, and such election shall become effective prior to the Effective Time.

5.9  SOLECT CUSTOMERS.

     If Amdocs becomes aware of any material deterioration, or an event that may cause future material deterioration in the relationship with any material customer, supplier or key employee or consultant of Solect, Amdocs will promptly bring such information to the attention of Solect in writing and, if requested by Solect, Amdocs will use commercially reasonable efforts in cooperation with Solect in an effort to restore such relationship.

5.10 INDEMNIFICATION.

     Without derogating from any liability of any such director or officer under the Escrow Agreement, from and after the Effective Time, Amdocs and Solect will jointly and severally indemnify and hold harmless each current and former director and officer of Solect (in their capacity as such and not as a shareholder of Solect) and each of the Solect Subsidiaries against any costs or expenses (including reasonable attorneys' fees), judgements, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Solect or such Solect Subsidiary, as the case may be, would have been permitted under its articles or bylaws as in effect on the date hereof, or otherwise in accordance with the agreements set forth in
Section 2.9(k) of the Solect Disclosure Letter, to indemnify such person (and Amdocs shall cause Solect to advance expenses as incurred to the fullest extent permitted under the Certificate of Incorporation and Bylaws of Solect or such Solect Subsidiary, as the case may be, as in effect on the date hereof, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification) and provided further that Amdocs determines in good faith that, with respect to any civil action or proceeding, such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Solect or such Solect Subsidiary, as the case may be, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe this conduct was unlawful.






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5.11 COVENANT TO INFORM.

     During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Amdocs will promptly notify Solect if at any time Amdocs has actual knowledge that any representation or warranty of Solect contained in Section 2 hereof is untrue, inaccurate or incomplete in any material respect.


6.   CLOSING MATTERS

6.1  THE CLOSING.

     Subject to the termination of this Agreement as provided in Article 9 below, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Goodman Phillips & Vineberg, Suite 2400, 250 Yonge Street, Toronto, Ontario on a date (the "Closing Date") and at a time to be mutually agreed upon by the parties, which date shall be no later than the fifth business day after all conditions to Closing set forth herein shall have been satisfied or waived, unless another place, time and date is mutually selected by Solect and Amdocs. Concurrently with the Closing, the Certificate of Amendment giving effect to the Share Restructuring Plan will be filed with the Director under the NBBCA.

6.2  ANCILLARY AGREEMENTS/RESERVATION OF SHARES.

     (a) Provided that the conditions set forth in Articles 7 and 8 of this Agreement have been satisfied or waived, Solect shall, on the Closing Date, file the articles of amendment giving effect to the Share Restructuring Plan pursuant to the NBBCA.

     (b) Provided that the conditions set forth in Articles 7 and 8 of this Agreement have been satisfied or waived, on the Closing Date the following agreements (collectively, the "Ancillary Agreements") shall be executed and delivered by the parties thereto:

          (i) Amdocs, Amdocs Parentco, Amdocs Holdco and Solect shall execute and deliver the Support Agreement substantially in the form of
               Exhibit 6.2(b)(i) hereto (the "Support Agreement");

          (ii) Amdocs, Amdocs Parentco, Amdocs Holdco and Solect and a Canadian trust company to be selected by Amdocs (the "Trustee") shall execute and deliver the Voting and Exchange Trust Agreement substantially in the form of Exhibit 6.2(b)(ii) hereto (the "Voting and Exchange Trust Agreement");






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          (iii) Amdocs, Solect, the Solect Principal Securityholders and the
               other parties named on the signature pages thereto shall execute and deliver the Registration Rights Agreement substantially in the form of Exhibit 6.2(b)(iii) hereto (the "Registration Rights Agreement"); and

          (iv) Amdocs, Amdocs Parentco, Amdocs Holdco, Solect, the shareholders specified therein and the Escrow Agent shall execute and deliver the Escrow Agreement (and concurrently therewith, Solect, on behalf of such shareholders, shall deliver to the Escrow Agent a certificate or certificates evidencing the Escrowed Shares).

     (c) On or before the Closing Date, (i) the Board of Directors of Amdocs shall have adopted a resolution designating the Amdocs Special Voting Share (the terms of which are described in Exhibit 6.2(c) hereto), and such resolution shall be in full force and effect, and (ii) Amdocs shall have reserved for issuance such number of Amdocs Ordinary Shares as shall be necessary to give effect to the exchanges and assumptions of options contemplated hereby and by the Share Restructuring Plan.

6.3  EXCHANGE OF OPTIONS.

     Promptly after the Closing Date, Amdocs will notify in writing each holder of a Solect Option of the amendment to the terms of the Solect Options in accordance with Section 11 of the Solect Option Plans whereby each such option became exercisable for Amdocs Ordinary Shares, the number of Amdocs Ordinary Shares that are then subject to such option, and the exercise price thereof, as determined pursuant to Section 1.2.


7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF SOLECT

     The obligations of Solect hereunder are subject to the fulfillment or satisfaction on or before the Closing of each of the following conditions (any one or more of which may be waived by Solect, but only in a writing signed by Solect):

7.1  ACCURACY OF REPRESENTATIONS AND WARRANTIES.

     The representations and warranties of Amdocs, Amdocs Parentco and Amdocs Holdco set forth in Article 3 (as qualified by the Amdocs Disclosure Letter) shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as if they had been made at the Closing except for changes contemplated by this Agreement (including, without limitation, Section 5.1) and Solect shall receive a certificate to such effect executed by the Chief Financial Officer of Amdocs Management Limited.





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7.2  COVENANTS.

     Amdocs, Amdocs Parentco and Amdocs Holdco shall have performed and complied in all material respects with all of their covenants required to be performed by them under this Agreement or the Share Restructuring Plan on or before the Closing, and Solect shall receive a certificate to such effect signed by the Chief Financial Officer of Amdocs Management Ltd.

7.3  ABSENCE OF MATERIAL ADVERSE CHANGE.

     There shall not have occurred any event or change since the date hereof that has a Material Adverse Effect on Amdocs.

7.4  COMPLIANCE WITH LAW.

     There shall be no order, decree or ruling by any governmental agency or threat thereof, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Share Restructuring Plan, that would prohibit or render illegal the transactions contemplated by this Agreement.

7.5  GOVERNMENT CONSENTS.

     There shall have been obtained on or before the Closing such material permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Share Restructuring Plan by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal, provincial and state securities laws and the compliance with, and expiration or termination of any applicable waiting period under, the HSR Act, the Competition Act (Canada) or the Investment Canada Act.

7.6  OPINION OF AMDOCS' COUNSEL.

     Solect shall have received from Reboul, MacMurray, Hewitt, Maynard & Kristol, Goodman Phillips & Vineberg and Carey Langlois, United States, Canadian and Guernsey counsel to Amdocs, respectively, opinions in customary form in connection with transactions contemplated by this Agreement that are satisfactory to Solect and its counsel, each acting reasonably.

7.7  CONSENTS, WAIVERS, ETC.

     Amdocs, Amdocs Parentco and Amdocs Holdco shall have received all written consents, assignments, waivers, authorizations or other certificates necessary






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to provide for the continuation in full force and effect of any and all material contracts and leases of Amdocs, Amdocs Parentco and Amdocs Holdco and for Amdocs, Amdocs Parentco and Amdocs Holdco to consummate the transactions contemplated hereby, except when the failure to receive such consents or other certificates would not have a Material Adverse Effect on Amdocs.

7.8  SHAREHOLDER APPROVAL.

     The Share Restructuring Plan shall have been approved and adopted by Solect's shareholders in accordance with applicable law and Solect's articles of continuance and bylaws, and, provided that Solect shall have filed the articles of amendment giving effect to the Share Restructuring in accordance with Section 6.2(a) hereof, such articles of amendment shall have become legally effective to give effect to the Share Restructuring Plan as of the Effective Time.

7.9  NO LEGAL ACTION.

     No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Share Restructuring or any other transaction contemplated hereby shall have been issued by any Canadian or United States federal, provincial or state court and remain in effect, nor shall any proceeding seeking any of the foregoing be pending.

7.10 REGULATORY AUTHORITIES, ETC.

     All necessary orders shall have been obtained from the Ontario Securities Commission in connection with the Share Restructuring. If the transaction is pre-notifiable under Part IX of the Competition Act (Canada) Amdocs and Solect shall each have: (i) filed all notices and information required under Part IX of the Competition Act (Canada) and the applicable waiting periods and any extensions thereof shall have expired; or (ii) the parties shall have received an Advance Ruling Certificate pursuant to Section 102 of the Competition Act (Canada) setting out that the Commissioner under such Act is satisfied he would not have sufficient grounds on which to apply for an order in respect of the Share Restructuring. The Share Restructuring shall have received the allowance or approval or deemed allowance or approval by the responsible Minister under the Investment Canada Act in respect of the Share Restructuring, to the extent such allowance or approval is required, on terms and conditions satisfactory to Amdocs.

7.11 TAX-FREE STATUS.

     (a) There shall not have occurred any change in the ITA or the regulations thereunder enacting into law a change first proposed from and after the date hereof (for avoidance of doubt, excluding any change proposed as part of the Canadian budget announced on February 28, 2000), or any proposal made from and






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after the date hereof (for avoidance of doubt, excluding any proposal made as part of the Canadian budget announced on February 28, 2000) by the Minister of Finance of Canada to amend the ITA or the regulations thereunder which, if enacted, would, in either case, result in (i) the transactions contemplated by this Agreement and the Share Restructuring Plan not being treated as a reorganization of capital of Solect for the purpose of Section 86 of the ITA, to the extent that Exchangeable Shares are received in exchange for shares of Solect capital stock; or (ii) holders of Solect Options not receiving tax-free exchange treatment under the ITA on the exchange of such options for Amdocs Options; and there shall not, as a result of any official or administrative pronouncement or action announced or adopted after the date hereof or judicial decision rendered after the date hereof interpreting or applying the ITA or the regulations thereunder, that would result in or could reasonably be expected to result in any of the foregoing.

     (b) There shall not have occurred any amendment to, or change in, the laws (or any proposed, final or temporary regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein (including any proposed change in such regulations announced by an administrative agency), or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, that would result in, or could reasonably be expected to result in, the transactions contemplated by this Agreement and the Share Restructuring Plan not being treated as a plan of reorganization under Section 368(a) of the Code to the extent that Exchangeable Shares are received in exchange for Solect Common Shares, or that would cause, or could reasonably be expected to cause, any holder of Solect Common Shares who receives Exchangeable Shares in exchange for shares of Solect Common Shares pursuant to such plan to be taxable upon the receipt of such Exchangeable Shares for United States federal income tax purposes.


8. CONDITIONS PRECEDENT TO OBLIGATIONS OF AMDOCS, AMDOCS PARENTCO AND AMDOCS HOLDCO

     The obligations of Amdocs, Amdocs Parentco and Amdocs Holdco hereunder are subject to the fulfillment or satisfaction on or before the Closing of each of the following conditions (any one or more of which may be waived by Amdocs, but only in a writing signed by Amdocs):

8.1  ACCURACY OF REPRESENTATIONS AND WARRANTIES.

     The representations and warranties of Solect set forth in Section 2 (as qualified by the Solect Disclosure Letter) shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as if they had been made at the Closing except for changes contemplated by this Agreement (including, without limitation, Section 4.1), the Ancillary Agreements and the Share Restructuring Plan and Amdocs shall receive a certificate to such effect executed by Solect's Chief Executive Officer or Chief Financial Officer.





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8.2  COVENANTS.

     Solect shall have performed and complied in all material respects with all of its covenants required to be performed by it under this Agreement or the Share Restructuring Plan on or before the Closing, and Amdocs, Amdocs Parentco and Amdocs Holdco shall receive a certificate to such effect signed by Solect's Chief Executive Officer or Chief Financial Officer.

8.3  ABSENCE OF MATERIAL ADVERSE CHANGE.

     There shall not have occurred any event or change since the date hereof that has a Material Adverse Effect on Solect and the Solect Subsidiaries, taken as a whole.

8.4  COMPLIANCE WITH LAW.

     There shall be no order, decree or ruling by any governmental agency or threat thereof, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Share Restructuring Plan, that would prohibit or render illegal the transactions contemplated by this Agreement.

8.5  GOVERNMENT CONSENTS.

     There shall have been obtained on or before the Closing such material permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Share Restructuring by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws and the compliance with, and expiration or termination of any applicable waiting period under, the HSR Act, the Competition Act (Canada) or the Investment Canada Act.

8.6  OPINION OF SOLECT'S COUNSEL.

     Amdocs shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, Fasken Martineau DuMoulin LLP and Stewart McKelvey Stirling Scales, United States, Canadian and New Brunswick counsel to Solect, respectively, opinions in customary form in connection with the transactions contemplated by this Agreement that are satisfactory to Amdocs and its counsel, each acting reasonably.






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8.7  CONSENTS, WAIVERS, ETC.

     Solect shall have received all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of any and all material contracts and leases of Solect and for Solect to consummate the transactions contemplated hereby, except when the failure to receive such consents, or other certificates would not have a Material Adverse Effect on Solect, including, without limitation, the consents set forth on Section 8.7 of the Solect Disclosure Schedule.

8.8  SOLECT APPROVALS.

     This Agreement, the Ancillary Agreements and the Share Restructuring Plan shall have been approved and adopted by the Solect shareholders in accordance with applicable law, Solect's certificate of incorporation and bylaws and any shareholders agreements between Straus and any of its shareholders or among any of such shareholders.

8.9  SHARE RESTRUCTURING PLAN.

     The articles of amendment giving effect to the Share Restructuring shall have been filed with the Director under the NBBCA and become legally effective to give effect to the Share Restructuring Plan as of the Effective Time.

8.10 SOLECT CONVERTIBLE DEBENTURES.

     All of the holders of the Solect Convertible Debentures shall have taken all action necessary to convert such securities into Solect Common Shares in accordance with the terms thereof, the Solect Common Shares issuable upon such conversion shall have been so issued and all of the Solect Convertible Debentures shall have been canceled.

8.11 SOLECT WARRANTS.

     All of the holders of the Solect Warrants shall have taken all action necessary to exercise such warrants in accordance with the terms thereof, the Solect Common Shares issuable upon such exercise shall have been so issued and all of the Solect Warrants shall have been canceled.

8.12 SECURITYHOLDER AGREEMENT.

     The Securityholder Agreement with the Solect Principal Securityholders shall be in full force and effect.






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8.13 NO LEGAL ACTION.

     No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Share Restructuring or any other transaction contemplated hereby shall have been issued by any U.S. or Canadian federal, provincial or state court and remain in effect, nor shall any proceeding seeking any of the foregoing be pending.

8.14 TERMINATION OF CERTAIN AGREEMENTS.

     Solect and each of the parties thereto shall have taken all action necessary to terminate, as of the Effective Time, (i) the Second Amended and Restated Shareholders Agreement dated as of December 17, 1999, as amended to the Effective Time (the "Shareholders Agreement"), between Solect and the Major Shareholders and the Purchasers (and such terms are defined therein), (ii) the Second Amended and Restated Investor's Rights Agreement dated as of December 17, 1999, as amended to the Effective Time (the "Investor's Rights Agreement"), between Solect and the investors listed on Schedule A thereto, (iii) the Management Rights Agreement dated July 27, 1998 between Solect and TCV II Strategic Partners, L.P., as amended to the Effective Time (the "Management Rights Agreements"), (iv) the Convertible Debenture Purchase Agreement dated as of December 17, 1999, as amended to the Effective Time, between Solect and the Investors listed on Schedule A thereto, (v) the Convertible Debenture and Warrant Purchase Agreement dated as of January 11, 1999, as amended to the Effective Time, between Solect and the Investors listed on Schedule A thereto and (vi) the Convertible Debenture and Warrant Purchase Agreement dated as of July 27, 1998, as amended to the Effective Time, between Solect and the Investors listed on Schedule A thereto, and each such agreement shall have been so terminated as of the Effective Time.

8.15 REGULATORY AUTHORITIES, ETC.

     All necessary orders shall have been obtained from the Ontario Securities Commission in connection with the Share Restructuring. If the transaction is pre-notifiable under Part IX of the Competition Act (Canada) Amdocs and Solect shall each have: (i) filed all notices and information required under Part IX of the Competition Act (Canada) and the applicable waiting periods and any extensions thereof shall have expired; or (ii) the parties shall have received an Advance Ruling Certificate pursuant to Section 102 of the Competition Act (Canada) setting out that the Commissioner under such Act is satisfied he would not have sufficient grounds on which to apply for an order in respect of the Share Restructuring. The Share Restructuring shall have received the allowance or approval or deemed allowance or approval by the responsible Minister under the Investment Canada Act, to the extent such allowance or approval is required, on terms and conditions satisfactory to the parties (including that no material conditions or costs are imposed).






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8.16 RESIGNATION OF DIRECTORS.

     Each member of the Board of Directors of Solect and of each Solect Subsidiary shall have delivered to Amdocs an instrument resigning such person's position as of the Effective Time.

8.17 CERTIFICATES.

     The Certificate of the Chief Executive Officer and Chief Financial Officer of Solect referred to in Section 1.2 hereof shall have been delivered to Amdocs, Amdocs Parentco and Amdocs Holdco.

8.18 DISSENTING SHAREHOLDERS.

     Solect shall not have received on or prior to the Effective Time notice from the holders of more than 5% of the Solect Common Shares of their intention to exercise rights of dissent under Section 131 of the NBBCA.

8.19 BT AND NOKIA LETTERS.

     Prior to the Effective Date, Solect shall have entered into the BT Letter and the Nokia Letter and pursuant to the terms thereof, (1) Solect shall have issued and sold 437,500 Solect Common Shares to BT at a price per share of US$10.65, (2) Southwest Sun Inc., Kevin Kimsa and KL Group Inc. shall have sold an aggregate 437,500 Solect Common Shares to Nokia at a price per share of US$10.65, and (3) Nokia shall have consented to the change of control of Solect and waived all rights with respect thereto.


9.   TERMINATION OF AGREEMENT

9.1  TERMINATION.

     This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Share Restructuring Plan by the shareholders of Solect:

     (a)  by mutual agreement of Solect, Amdocs, Amdocs Parentco and Amdocs
          Holdco;

     (b) by Solect, if there has been a breach by Amdocs of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Amdocs, or if any representation of Amdocs shall have become untrue, in either case which has or can reasonably be expected to have a Material Adverse Effect on Amdocs and which Amdocs fails to cure within 15 business days after written notice thereof from Solect (except that no cure period shall be provided for a breach by Amdocs which by its nature cannot be cured);






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     (c)  by Amdocs, if there has been a breach by Solect of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Solect, or if any representation of Solect shall have become untrue, in either case which has or can reasonably be expected to have a Material Adverse Effect on Solect and the Subsidiaries of Solect, considered as a whole, and which Solect fails to cure within 15 business days after written notice thereof from Amdocs (except that no cure period shall be provided for a breach by Solect which by its nature cannot be cured);

     (d) by Solect or Amdocs, if all the conditions for Closing the Share Restructuring shall not have been satisfied or waived on or before 5:00 p.m., Toronto time on June 1, 2000 or such later date as may be agreed upon in writing by Solect and Amdocs, other than as a result of a breach of this Agreement by the terminating party, or, in the case of termination by Solect, a breach by any of the Solect Principal Securityholders of Solect of any of the provisions of the Option Agreements referred to in Section 4.4; or

     (e) by Solect or Amdocs, if a permanent injunction or other order by any Guernsey, United States or Canadian federal, provincial or state court shall have been issued and shall have become final and nonappealable that would (i) make illegal or otherwise restrain or prohibit the consummation of the Share Restructuring or any other transaction contemplated hereby, (ii) prohibit Amdocs' ownership or operation of all or any material portion of the business or assets of Solect or
          (iii) compel Amdocs to dispose of or hold separate all or any material portion of the business or assets of Solect.

9.2  NOTICE OF TERMINATION.

     Any termination of this Agreement under Section 9.1 above will be effective by the delivery of written notice by the terminating party to the other party hereto.

9.3  EFFECT OF TERMINATION.

     In the case of any termination of this Agreement as provided in this
Article 9, this Agreement shall be of no further force and effect (except as provided in Article 11) and nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Non-Disclosure and





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Confidentiality Agreement, made as of January 16, 2000, as amended as of
February 13, 2000 (the "Confidentiality Agreement"), between Amdocs Management Limited and Solect.


10.  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNITY

10.1 SURVIVAL.

     All representations, warranties and covenants of Solect and each of Amdocs, Amdocs Parentco and Amdocs Holdco, respectively, contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the one year anniversary of the Effective Time, as provided in the Escrow Agreement.

10.2 INDEMNITY.

     Amdocs shall be entitled to exercise the rights set forth in the Escrow Agreement in the event of any loss, claim, damage, liability or expense suffered by Amdocs or any of its affiliates resulting from the inaccuracy or breach of any representation or warranty of Solect or any of the Solect Principal Securityholders, any breach of or failure to perform any covenant or agreement of Solect or any of the Solect Principal Securityholders or any other matter set forth herein to the extent and on the terms set forth in the Escrow Agreement.


11.  MISCELLANEOUS

11.1 GOVERNING LAW.

     The internal laws of the State of New York (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties hereto, except to the extent mandatorily governed by the laws of New Brunswick, Denmark, Nova Scotia or Guernsey.

11.2 ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS.

     None of the parties hereto may assign any of its rights or obligations hereunder or under the Ancillary Agreements without the prior written consent of the other parties hereto or thereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.






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11.3 SEVERABILITY.

     If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of the void or unenforceable provision.

11.4 COUNTERPARTS.

     This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.

11.5 OTHER REMEDIES.

     Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other. Notwithstanding the foregoing, the rights of Amdocs, Amdocs Parentco and Amdocs Holdco to pursue any claim arising hereunder against any Stockholder (as defined in the Escrow Agreement) shall be limited to the extent set forth in the Escrow Agreement.

11.6 AMENDMENT AND WAIVERS.

     Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The Agreement may be amended by the parties hereto at any time before or after approval of Solect's shareholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the Solect's shareholders without obtaining such further approval.






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11.7 EXPENSES.

     Each party will bear its respective fees and expenses (including the fees and expenses of legal counsel, accountants and investment bankers) incurred with respect to this Agreement, and the transactions contemplated hereby; provided, that the total of all such fees and expenses incurred by Solect (including the fees and expenses described in Section 2.15 hereof) shall not exceed $12,000,000 (the "Budgeted Amount"). Solect has provided Amdocs with a budget of all such fees and expenses required in connection with the completion of the transactions contemplated by this Agreement and shall use its best efforts to consummate such transactions without exceeding the Budgeted Amount and shall not enter into any agreement or take any action inconsistent with the foregoing.

11.8 ATTORNEYS' FEES.

     Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

11.9 NOTICES.

     All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, by facsimile, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Solect to:

     Solect Technology Group, Inc.
     55 University Avenue
     Toronto, Ontario
     M5J 2H7
     Attention: Chief Executive Officer
     Facsimile: (416) 216-6351






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with a copy to:

     Fasken Martineau DuMoulin LLP
     4200 Toronto Dominion Bank Tower
     Box 20, Toronto Dominion Centre
     Toronto, Ontario
     M5K 1N6
     Attention: Constance L. Sugiyama
     Facsimile: (416) 364-7813

and to:

     Skadden, Arps, Slate, Meagher & Flom LLP
     Suite 1820 North Tower
     Royal Bank Plaza
     Toronto, Ontario
     M5J 2J4
     Attention:  Christopher W. Morgan
     Facsimile:  (416) 777-4747

If to Amdocs, Amdocs Parentco or Amdocs Holdco to:

     c/o Amdocs Management Limited
     Grand Buildings
     1-3 Strand
     London WCZN 5EJ
     United Kingdom
     Facsimile:  44-171-930-2321

with a copy to:

     Reboul, MacMurray, Hewitt, Maynard & Kristol
     45 Rockefeller Plaza
     New York, New York 10111
     U.S.A.
     Attention: Robert A. Schwed
     Facsimile: (212) 841-5725






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and to:

     Goodman Phillips & Vineberg
     250 Yonge Street
     Toronto, Ontario
     M5B 2M6
     Attention:  David J. Matlow
     Facsimile: (416) 979-1234

     All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a facsimile, when the party receiving such copy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized overnight courier, on the business day following dispatch, and (d) in the case of mailing, on the tenth business day following such mailing.

11.10 CONSTRUCTION OF AGREEMENT.

     This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against any party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

11.11 NO JOINT VENTURE.

     Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

11.12 FURTHER ASSURANCES.

     Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.






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11.13 PUBLIC ANNOUNCEMENT.

     Upon execution of this Agreement, Amdocs and Solect promptly will issue a joint press release approved by both parties announcing the Share Restructuring Plan. Thereafter, Amdocs may issue such press releases, and make such other disclosures regarding the Share Restructuring Plan, as it determines (after consultation with legal counsel) are required under applicable securities laws or by the NYSE, subject to the prior review of Solect, provided that to the extent reasonably practicable Amdocs will provide advance notice to the other of the form and content of any such disclosure and opportunity to comment promptly thereon, and shall in any case promptly deliver to Solect a copy of such disclosure in the form released. Notwithstanding the foregoing, before the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Solect shall, prior to the issuance of any disclosure regarding its financial results for any period, provide to Amdocs a copy of such disclosure substantially in the form to be released.

11.14 ENTIRE AGREEMENT.

     This Agreement and the exhibits hereto and the Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement, which shall remain in full force and effect. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.





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     IN WITNESS WHEREOF, the parties hereto have executed this Combination
Agreement as of the date first above written.

                                     SOLECT TECHNOLOGY GROUP INC.



                                     By: /s/ PAUL ATKINSON
                                     Name:  Mr. Paul Atkinson
                                     Title:  Chief Executive Officer

                                     AMDOCS LIMITED


                                     By: /s/ THOMAS G. O'BRIEN
                                     Name: Mr. Thomas G. O'Brien
                                     Title:   Treasurer and Secretary


                                     AMDOCS(DENMARK) APS.


                                     By: /s/ THOMAS G. O'BRIEN
                                     Name:  Mr. Thomas G. O'Brien
                                     Title: Director


                                     AMDOCS HOLDINGS ULC


                                     By: /s/ THOMAS G. O'BRIEN
                                     Name:  Mr. Thomas G. O'Brien
                                     Title: Director





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